CREDIT AND SECURITY AGREEMENT

by and among

ALBANY MOLECULAR RESEARCH, INC.,

AMRI RENSSELAER, INC.,

AMRI BURLINGTON, INC.

and

AMRI BOTHELL RESEARCH CENTER, INC.,

as Borrowers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

Dated as of April 11, 2012

	7.7	Prepayments and Amendments.	19
	7.8	Change of Control	19
	7.9	Restricted Junior Payments	19
	7.10	Accounting Methods	19
	7.11	Investments; Controlled Investments.	19
	7.12	Transactions with Affiliates	20
	7.13	Use of Proceeds	20
	7.14	Limitation on Issuance of Stock	20
	7.15	Consignments	20
	7.16	Inventory and Equipment with Bailees	20

8.	FINANCIAL COVENANTS.		21

9.	EVENTS OF DEFAULT.		22

10.	RIGHTS AND REMEDIES.		24
	10.1	Rights and Remedies	24
	10.2	Additional Rights and Remedies	25
	10.3	Lender Appointed Attorney in Fact	25
	10.4	Remedies Cumulative	26
	10.5	Crediting of Payments and Proceeds	26
	10.6	Marshaling	26
	10.7	License	26
	10.8	Disposition of Pledged Interests by Lender	27
	10.9	Voting and Other Rights in Respect of Pledged Interests.	27

11.	WAIVERS; INDEMNIFICATION.
	11.1	Demand; Protest; etc	27
	11.2	Lender’s Liability for Collateral	27
	11.3	Indemnification	27

12.	NOTICES.		28

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.		29

14.	ASSIGNMENTS; SUCCESSORS		29

15.	AMENDMENTS; WAIVERS		30

16.	TAXES.		30

17.	GENERAL PROVISIONS.		30
	17.1	Effectiveness	30
	17.2	Section Headings	30
	17.3	Interpretation	30
	17.4	Severability of Provisions	30
	17.5	Debtor-Creditor Relationship	31
	17.6	Counterparts; Electronic Execution	31
	17.7	Revival and Reinstatement of Obligations	31
	17.8	Confidentiality.	31
	17.9	Lender Expenses	32
	17.10	Setoff	32
	17.11	Survival	32
	17.12	Patriot Act	32
	17.13	Integration	32
	17.14	Bank Product Providers	32

ii

EXHIBITS AND SCHEDULES

Schedule 1.1	Definitions
Schedule 2.12	Fees
Schedule 6.1	Financial Statement, Reports, Certificates
Schedule 6.2	Collateral Reporting

Exhibit A	Form of Compliance Certificate
Exhibit B	Conditions Precedent
Exhibit C	Pledged Interests Addendum
Exhibit D	Representations and Warranties
Exhibit E	Information Certificate

Schedule A-1	Collection Account
Schedule A-2	Authorized Person
Schedule A-3	Sanofi-Aventis Receivables Account
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule P-3	Pledged Interests
Schedule R-1	Real Property Collateral

iii

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (this “Agreement”), is entered into as of April 11, 2012, by and among WELLS FARGO BANK, NATIONAL ASSOCIATION (“Lender”), Albany Molecular Research, Inc., a Delaware corporation (“AMRI” or the “Administrative Borrower”), AMRI Rensselaer, Inc., a Delaware corporation (“AMRI Rensselaer”), AMRI Burlington, Inc., a Massachusetts corporation (“AMRI Burlington”), and AMRI Bothell Research Center, Inc., a Delaware corporation (“AMRI Bothell” and together with AMRI, AMRI Rensselaer and AMRI Burlington, each a “Borrower” and collectively, the “Borrowers”).

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions, Code Terms, Accounting Terms and Construction. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1. Additionally, matters of (i) interpretation of terms defined in the Code, (ii) interpretation of accounting terms and (iii) construction are set forth in Schedule 1.1.

2. LOANS AND TERMS OF PAYMENT.

2.1 Revolving Loan Advances.

(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, Lender agrees to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and

(ii) the Borrowing Base at such time less the Letter of Credit Usage at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Termination Date. Lender has no obligation to make an Advance at any time following the occurrence and during the continuance of a Default or an Event of Default.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Lender shall have the right in its Permitted Discretion (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust Reserves from time to time against the Borrowing Base in such amounts, and with respect to such matters, as Lender shall deem necessary or appropriate, including with respect to amounts that may be payable by any Borrower to third parties.

2.2 Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date Lender agrees to make a term loan (the “Term Loan”) to Borrowers in an amount equal to the Term Loan Amount. The principal of the Term Loan shall be repaid in monthly installments of $59,523.81, commencing on May 1, 2013 and on the first calendar day of each succeeding month; provided that the outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the Termination Date. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.

2.3 Borrowing Procedures.

(a) Procedure for Borrowing. Provided Lender has not separately agreed that Borrowers may use the Loan Management Service, each Borrowing shall be made by a written request by an Authorized Person delivered to Lender. Such written request must be received by Lender no later than 12:00 noon (Eastern time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, (ii) the requested Funding Date, which shall be a Business Day and (iii) the applicable Designated Account. At Lender’s election, in lieu of delivering the above-described written request, any Authorized Person may give Lender telephonic notice of such request by the required time. Lender is authorized to make the Advances, and to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person. Notwithstanding the foregoing or anything herein to the contrary, Borrowers shall provide not less than 10 Business Days’ advance written notice of their request for the initial Advance.

(b) Making of Loans. Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such amount to the applicable Designated Account; provided, however, that, Lender shall not have the obligation to make any Advance if (i) one (1) or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived by Lender, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.

(c) Loan Management Service. If Lender has separately agreed that Borrowers may use the Loan Management Service, Borrowers shall not request and Lender shall no longer honor a request for an Advance made in accordance with Section 2.3(a) and all Advances will instead be initiated by Lender and credited to the Designated Account as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Designated Account, subject only to Availability as provided in Section 2.1. If Lender terminates Borrowers’ access to the Loan Management Service, Borrowers may continue to request Advances as provided in Section 2.3(a), subject to the other terms and conditions of this Agreement. Lender shall have no obligation to make an Advance through the Loan Management Service after the occurrence and during the continuance of a Default or an Event of Default, or in an amount in excess of Availability, and may terminate the Loan Management Service at any time in its sole discretion.

(d) Protective Advances. Lender may make an Advance for any reason at any time in its Permitted Discretion, without Borrowers’ compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender’s interest in the Collateral or to perform any obligation of Borrowers under this Agreement or otherwise to enhance the likelihood of repayment of the Obligations, or (ii) apply the proceeds to outstanding Obligations then due and payable to Lender (such Advance, a “Protective Advance”).

2.4 Payments; Prepayments.

(a) Payments by Borrowers. Except as otherwise expressly provided herein, all payments by Borrowers shall be made as directed by Lender or as otherwise specified in the applicable Cash Management Documents.

(b) Payments by Account Debtors.

(i) Aventis Pharmaceuticals. Borrowers shall instruct Aventis Pharmaceuticals, Inc. or any successor pursuant to the Sanofi-Aventis License Agreement to make payments directly to the Sanofi-Aventis Receivables Account for direct application to reduce the outstanding Advances. If any Borrower receives a payment pursuant to the Sanofi-Aventis License Agreement directly, such Borrower will promptly deposit such payment into the Sanofi-Aventis Receivables Account. Until so deposited, such Borrower will hold all such payments in trust for Lender without commingling with other funds or property.

(ii) Other Account Debtors. Borrowers shall instruct all other Account Debtors to make payments directly to the Collection Account. After the occurrence of a Triggering Event, all amounts on deposit in the Collection Account shall be applied to reduce the outstanding Advances. If any Borrower receives a payment of the Proceeds of Collateral directly, such Borrower will promptly deposit the payment or Proceeds into the Collection Account with the use of a check scanner. Until so deposited, such Borrower will hold all such payments and Proceeds in trust for Lender without commingling with other funds or property.

(c) Crediting Payments. For purposes of calculating Availability and the accrual of interest on outstanding Obligations, unless otherwise provided in the applicable Cash Management Documents, each payment shall be applied to the Obligations on the next Business Day following the Business Day of receipt of funds by Lender; provided such payment is received in accordance with Lender’s usual and customary practices within sufficient time to credit the Loan Account on such day, and if not, the next Business Day. Any payment received by Lender that is not a transfer of immediately available funds shall be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and that portion of Borrowers’ outstanding Obligations corresponding to the amount of such dishonored payment item shall be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Advances resulting from the application of such payment to the outstanding Advances shall be accompanied by an equal reduction in the amount of outstanding Accounts.

2

(d) Application of Payments. All Collections and all Proceeds of Collateral received by Lender (subject to Sections 2.4(f) and (g)), shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the outstanding Advances. After payment in full in cash of all outstanding Advances, any remaining balance shall be transferred to the Designated Account or otherwise to such other Person entitled thereto under applicable law.

(e) Optional Prepayments of Term Loan. Borrowers may, upon at least 1 Business Day’s prior written notice to Lender, prepay the principal of the Term Loan, in whole or in part. Each prepayment of principal made pursuant to this Section 2.4(e) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and the prepayment fee described in Section 2.12 and any other applicable fees described in Section 2.12, if any. So long as no Default or Event of Default shall have occurred and is continuing, each such prepayment shall be applied pro rata against the remaining installments of principal due on the Term Loan (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(f) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, the Revolver Usage exceeds (A) the Borrowing Base or (B) the Maximum Revolver Amount (such excess amount being referred to as the “Overadvance Amount”), then Borrowers shall promptly, but in any event, within 3 Business Days, prepay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of the outstanding revolving loans is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrowers shall maintain Letter of Credit Collateralization of the outstanding Letter of Credit Usage. Lender shall not be obligated to provide any Advances during any period that an Overadvance Amount is outstanding.

(ii) Term Loan.

(A) If Lender obtains an appraisal of the Eligible Real Property Collateral at any time as permitted under this Agreement, and such appraisal shows the aggregate unpaid principal amount of the Term Loan to exceed 55% of the then current appraised “as-is” market value of the Real Property Collateral, then Lender may require Borrowers to immediately prepay the unpaid principal of the Term Loan in the amount of such excess.

(B) Within 1 Business Day of the receipt by any Loan Party or any of their Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition of any Eligible Real Property Collateral, Borrowers shall prepay the outstanding principal amount of the Term Loan in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof. Nothing contained in this Section 2.4(f)(ii) shall permit any Loan Party or any of their Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 7.4.

(g) Application of Mandatory Prepayments.

(i) Each prepayment pursuant to Section 2.4(f)(i) shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 110% of the then outstanding Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 10.5. Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(ii) Each prepayment pursuant to Section 2.4(f)(ii) shall be applied against the remaining installments of principal of the Term Loan in the inverse order of maturity (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

2.5 Clearance Charge. Collections received by Lender shall be applied as provided in Sections 2.4, but the Obligations paid with such Collections shall continue to accrue interest at the rate then applicable to Advances as provided under Section 2.6 through the end of the first Business Day following the Business Day that such Collections were applied to reduce such Obligations. This one Business Day clearance charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.5 shall accrue exclusively to Lender.

2.6 Interest Rates: Rates, Payments, and Calculations.

3

(a) Interest Rates. Except as provided in Section 2.6(b), the principal amount of all Obligations (except for undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Interest Rate plus the Interest Rate Margin.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at any time following the Termination Date,

(i) the principal amount of all Obligations (except for Obligations in respect of undrawn Letters of Credit and Bank Products) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable thereunder, and

(ii) the Letter of Credit fee provided for in Section 2.12 shall be increased by 3 percentage points above the per annum rate otherwise applicable hereunder.

(c) Payment. Except to the extent provided to the contrary in Section 2.12, all interest, all Letter of Credit fees, all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Expenses shall be due and payable, in arrears, on the first day of each month. Each Borrower hereby authorizes Lender, from time to time without prior notice to Borrowers, to charge all interest, Letter of Credit fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs and expenses payable hereunder or under any of the other Loan Documents (in each case, as and when accrued or incurred), all Lender Expenses (as and when accrued or incurred), and all fees and costs provided for in Section 2.12 (as and when accrued or incurred), and all other payment obligations as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to any Bank Product Provider in respect of Bank Products) to the Loan Account, which amounts shall thereupon constitute Advances hereunder and, shall accrue interest at the rate then applicable to Advances. Any interest, fees, costs, expenses, Lender Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are charged to the Loan Account shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.

(d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Interest Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Interest Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Interest Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Designated Account. Borrowers agree to establish and maintain one or more Designated Accounts, each in the name of a single Borrower, for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Lender hereunder and the proceeds of the Term Loan. Unless otherwise agreed by Lender and Borrowers, any Advance requested by Borrowers and made by Lender hereunder shall be made to the applicable Designated Account.

2.8 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) in which will be recorded the Term Loan, all Advances made by Lender to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Lender for Borrowers’ account, and all other payment Obligations hereunder or under the other Loan Documents, including accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.4 and Section 2.5, the Loan Account will be credited with all payments received by Lender from Borrowers or for Borrowers’ account. All monthly statements delivered by Lender to Administrative Borrower regarding the Loan Account, including with respect to principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, shall be subject to subsequent adjustment by Lender but shall, absent manifest error, be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

4

2.9 Maturity Termination Dates. Lender’s obligations under this Agreement shall continue in full force and effect for a term ending on the earliest of (a) April 11, 2016 (the “Maturity Date”) or (b) the date Borrowers terminate the Revolving Credit Facility, or (c) the date the Revolving Credit Facility terminates pursuant to Section 10.2 following the occurrence and during the continuance of an Event of Default (the earliest of these dates, the “Termination Date”). The foregoing notwithstanding, Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Each Borrower jointly and severally promises to pay the Obligations (including principal, interest, fees, costs, and expenses, including Lender Expenses) in full on the Termination Date (other than the Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement and inchoate indemnification claims for which no claim has been asserted).

2.10 Effect of Maturity. On the Termination Date, all obligations of Lender to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations which shall be terminated in accordance with the applicable Hedge Agreement) shall immediately become due and payable without notice or demand and Borrowers shall immediately repay all of the Obligations in full. No termination of the obligations of Lender (other than cash payment in full of the Obligations and termination of the obligations of Lender to provide additional credit hereunder) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Lender’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations (other than inchoate indemnification obligations for which no claim has been asserted) have been paid in full in cash and Lender’s obligations to provide additional credit hereunder shall have been terminated. Provided that there are no suits, actions, proceedings or claims pending or threatened against any Indemnified Person under this Agreement with respect to any Indemnified Liabilities, Lender shall, at Borrowers’ expense, release or terminate any filings or other agreements that perfect the Security Interest, upon Lender’s receipt of each of the following, in form and content satisfactory to Lender: (a) cash payment in full of all Obligations (other than inchoate indemnification obligations for which no claim has been asserted) and completed performance by Borrowers with respect to their other obligations under this Agreement (including Letter of Credit Collateralization with respect to all outstanding Letter of Credit Usage), (b) evidence that any obligation of Lender to make Advances to any Borrower or provide any further credit to any Borrower has been terminated, (c) a general release of all claims against Lender and its Affiliates by each Borrower and each Loan Party relating to Lender’s performance and obligations under the Loan Documents, and (d) an agreement by each Borrower, each Guarantor, and any new lender to Borrowers to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may subsequently be returned or otherwise not paid for any reason. With respect to any outstanding Hedge Obligations which are not so paid in full, the Bank Product Provider may require Borrowers to cash collateralize the then existing Hedge Obligations in an amount acceptable to Lender prior to releasing or terminating any filings or other agreements that perfect the Security Interest.

2.11 Termination or Reduction by Borrowers.

(a) Borrowers may terminate the Credit Facility or reduce the Maximum Revolver Amount or prepay the Term Loan at any time prior to the Maturity Date, if they (i) deliver a notice to Lender of their intentions at least 30 days prior to the proposed action, (ii) pay to Lender the applicable termination fee, reduction fee or prepayment fee set forth in Schedule 2.12, and (iii) pay the Obligations (other than the outstanding Hedge Obligations, which shall be paid in accordance with the applicable Hedge Agreement) in full or down to the reduced Maximum Revolver Amount or to the reduced amount of the Term Loan, as applicable. Any reduction in the Maximum Revolver Amount or Term Loan shall be in multiples of $100,000, with a minimum reduction of at least $500,000. Each such termination, reduction or prepayment shall be irrevocable. Once reduced, the Maximum Revolver Amount may not be increased. Proceeds of Advances shall not be used by Borrowers to make a prepayment of the Term Loan.

(b) The applicable termination fee, reduction fee and prepayment fee set forth in Schedule 2.12 shall be presumed to be the amount of damages sustained by Lender as a result of an early termination, reduction or prepayment, as applicable and each Borrower agrees that it is reasonable under the circumstances currently existing (including, but not limited to, the borrowings that are reasonably expected by Borrowers hereunder and the interest, fees and other charges that are reasonably expected to be received by Lender hereunder). In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 9.4 and 9.5 hereof, even if Lender does not exercise its right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral during an Insolvency Proceeding. The early termination fee, reduction fee and prepayment fee, as applicable, provided for in Schedule 2.12 shall be deemed included in the Obligations.

2.12 Fees. Borrowers shall pay to Lender the fees set forth on Schedule 2.12 attached hereto.

5

2.13 Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance with this Section 2.13, Lender agrees to issue a requested Letter of Credit. Borrowers may request that Lender issue, amend or extend a Letter of Credit by delivering to Lender the applicable Letter of Credit Agreements, completed to the satisfaction of Lender, and such other certificates, documents and information as Lender may request. Each such request shall be in form and substance reasonably satisfactory to Lender and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary of the Letter of Credit, and (v) such other information (including, in the case of an amendment, or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, issue, amend or extend such Letter of Credit. Upon receipt of any Letter of Credit Agreements, Lender shall process such Letter of Credit Agreements and the certificates, documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to this Section 2.13, issue the Letter of Credit requested thereby (but in no event shall Lender be required to issue any Letter of Credit earlier than 3 Business Days after its receipt of the Letter of Credit Agreements therefor and all such other certificates, documents and information relating thereto) by issuing the original of such Letter of Credit (or amendment or extension) to the beneficiary thereof or as otherwise may be agreed by Lender and Borrowers. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to Lender via hand delivery, facsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment or extension. Each Letter of Credit shall (i) be a standby letter of credit or commercial letter of credit issued to support obligations of a Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (ii) expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit, which date shall be no later than the Maturity Date, and (iii) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Agreements or as determined by Lender and, to the extent not inconsistent therewith, the laws of the State which governs this Agreement.

(b) Lender shall have no obligation to issue, amend or extend a Letter of Credit if after giving effect to the requested issuance, amendment or extension the Letter of Credit Usage would exceed either:

(i) (A) the Borrowing Base less the outstanding amount of Advances, or (B) the Maximum Revolver Amount less the outstanding amount of Advances, or

(ii) $10,000,000.

(c) If Lender makes a payment under a Letter of Credit Borrowers shall pay to Lender an amount equal to the applicable Letter of Credit Disbursement on the date such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4 or this Section). If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Lender shall be automatically converted into an obligation to pay the resulting Advance in accordance with the terms of this Agreement.

(d) Borrowers’ obligations under this Section 2.13 (including Borrowers’ reimbursement obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which any Borrower may have or have had against Lender or any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees that Lender shall not be responsible for, and the Borrowers’ reimbursement obligation hereunder shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of any Borrower against any beneficiary of such Letter of Credit or any such transferee. Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final non-appealable judgment. Borrowers agree that any action taken or omitted by Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on each Borrower and shall not result in any liability of Lender to any Borrower. The responsibility of Lender to Borrowers in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(e) Each Borrower hereby agrees to indemnify, save, defend, and hold Lender harmless from any damage, loss, cost, expense, or liability, and reasonable documented attorneys' fees incurred by Lender arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any damage, loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Lender. Each Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower hereby acknowledges and agrees that Lender shall not be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

6

(f) If by reason of (i) any change after the date hereof in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by Lender with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(A) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(B) there shall be imposed on Lender any other condition regarding any Letter of Credit,

and the result of either of the foregoing is to increase, directly or indirectly, the cost to Lender of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Lender may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor, such amounts as Lender may specify to be necessary to compensate Lender for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder; provided, however, that Borrowers shall not be required to provide any compensation pursuant to this Section 2.13(f) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers; provided further, however, that if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Lender of any amount due pursuant to this Section 2.13(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(g) To the extent that any provision of any Letter of Credit Agreement related to any Letter of Credit is inconsistent with the provisions of this Section 2.13, the provisions of this Section 2.13 shall apply.

2.14 Illegality; Impracticability; Increased Costs. In the event that (a) any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof (other than with respect to Taxes, which shall be governed by Section 16) make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue such funding or maintaining, or to determine or charge interest rates based upon Daily Three Month LIBOR, (b) Lender determines that by reasons affecting the London interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily Three Month LIBOR, or (c) Lender determines that the interest rate based on the Daily Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances or the Term Loan at the interest rate based upon Daily Three Month LIBOR, Lender shall give notice of such changed circumstances to Borrowers and (i) interest on the principal amount of such extensions of credit thereafter shall accrue interest at a rate equal to the Prime Rate plus the Interest Rate Margin, and (ii) Borrowers shall not be entitled to elect Daily Three Month LIBOR until Lender determines that it would no longer be unlawful or impractical to do so or that such increased costs would no longer be applicable.

2.15 Capital Requirements. If, after the date hereof, Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, including those changes resulting from the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, regardless of the date enacted, adopted or issued, or (b) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of Lender’s loan commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrowers thereof. Following receipt of such notice, Borrowers agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Lender to demand compensation pursuant to this Section shall not constitute a waiver of Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

7

2.16 Extent of Each Borrower’s Liability, Contribution.

(a) Joint and Several Liability. Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect any of Lender’s Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Borrower; (e) any election by Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (g) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

(b) Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.16 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(c) If any Borrower makes a payment under this Section 2.16 of any Obligations (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.16 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(d) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations (other than inchoate indemnification obligations for which no claim has been asserted) have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than inchoate indemnification obligations for which no claim has been asserted) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(e) Nothing contained in this Section 2.16 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.

8

2.17 AMRI as Agent for Borrowers. Each Borrower hereby irrevocably appoints AMRI as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances, Letters of Credit and other extensions of credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce Lender to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) Lender’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to Lender under this Section 2.17 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.

3. SECURITY INTEREST.

3.1 Grant of Security Interest. Each Loan Party hereby unconditionally grants, assigns, and pledges to Lender for the benefit of Lender and each Bank Product Provider, to secure payment and performance of the Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Loan Party’s right, title, and interest in and to the Collateral, as security for the payment and performance of all Obligations. Following request by Lender, each Loan Party shall grant Lender a Lien and security interest in all Commercial Tort Claims that it may have against any Person. The Security Interest created hereby secures the payment and performance of the Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Obligations and would be owed by any Loan Party to Lender or any other Bank Product Provider, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Loan Party due to the existence of such Insolvency Proceeding. Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) voting Stock of any CFC, solely to the extent that (y) such Stock represents more than 65% of the outstanding voting Stock of such CFC, and (z) pledging or hypothecating more than 65% of the total outstanding voting Stock of such CFC would result in material adverse tax consequences; (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Loan Party if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the Code or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Lender’s security interest or lien notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Lender’s continuing security interests in and liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Stock (including any Accounts or Stock), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Stock); (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral; (iv) Stock of AMRI Netherlands B.V. so long as (A) no Event of Default shall have occurred and is continuing and (B) AMRI Netherlands B.V. does not own assets in excess of $200,000 at any time after the date that is six months after the Closing Date; or (v) cash collateral in Bank of America, N.A. account number 1499062260, pledged to Bank of America, N.A. in the amount of $1,464,715.20 on the Closing Date, pursuant to the Cash Collateral Agreement between Administrative Borrower and Bank of America, N.A. dated the Closing Date.

3.2 Borrowers Remain Liable. Anything herein to the contrary notwithstanding, (a) each Loan Party shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Lender of any of the rights hereunder shall not release any Loan Party from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) Lender shall not have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall Lender be obligated to perform any of the obligations or duties of any Loan Party thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur, except as otherwise provided in this Agreement or any other Loan Document, the Loan Parties shall have the right to possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the Loan Parties until (i) the occurrence and continuance of an Event of Default and (ii) Lender has notified Loan Parties of Lender’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 10.9.

9

3.3 Financing Statements. Each Borrower and each other Loan Party authorizes Lender to file financing statements describing Collateral to perfect Lender’s and each Bank Product Provider’s Security Interest in the Collateral, and Lender may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including without limitation any Commercial Tort Claims. All financing statements filed before the date of this Agreement to perfect the Security Interest were authorized by each Borrower and are hereby ratified.

4. CONDITIONS.

4.1 Conditions Precedent to the Initial Extension of Credit. The obligation of Lender to make the initial extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Lender, of each of the conditions precedent set forth on Exhibit B.

4.2 Conditions Precedent to all Extensions of Credit. The obligation of Lender to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall continue to be true and correct as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

Any request for an extension of credit shall be deemed to be a representation by each Loan Party that the statements set forth in this Section 4.2 are correct as of the time of such request and if such extension of credit is a request for an Advance or a Letter of Credit, sufficient Availability exists for such Advance or Letter of Credit pursuant to Section 2.1(a) and Section 2.13.

5. REPRESENTATIONS AND WARRANTIES.

In order to induce Lender to enter into this Agreement, each Borrower, on behalf of itself and the other Loan Parties, makes the representations and warranties to Lender set forth on Exhibit D. Each of such representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Advance or other extension of credit made thereafter, as though made on and as of the date of such Advance or other extension of credit (except to the extent that such representations and warranties relate solely to an earlier date in which case such representations and warranties shall continue to be true and correct as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

6. AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of this Agreement and payment in full of the Obligations, each Loan Party shall and shall cause their respective Subsidiaries to comply with each of the following:

10

6.1 Financial Statements, Reports, Certificates. Deliver to Lender copies of each of the financial statements, reports, and other items set forth on Schedule 6.1 no later than the times specified therein. In addition, each Loan Party agrees that no Subsidiary of a Borrower will have a fiscal year different from that of Borrowers. Each Loan Party agrees to maintain a system of accounting that enables such Loan Party to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices substantially as in effect as of the Closing Date and shall only make material modifications following prior notice to Lender.

6.2 Collateral Reporting. Provide Lender with each of the reports set forth on Schedule 6.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Lender to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

6.3 Existence. Except as otherwise permitted under Section 7.3 or Section 7.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing in its jurisdiction of organization) and (b) all rights and franchises, licenses and permits material to its business; provided, however, that no Loan Party nor any of its Subsidiaries shall be required to preserve any such right or franchise, licenses or permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lender; provided that Borrowers deliver at least ten (10) days prior written notice to Lender of such Loan Party’s election not to preserve any such right or franchise, license or permit.

6.4 Maintenance of Properties. Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear and casualty excepted and Permitted Dispositions excepted (and except where the failure to so maintain and preserve such assets could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.

6.5 Taxes.

(a) Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, (i) such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax, and (ii) any such other Lien is at all times subordinate to Lender’s Liens.

(b) Make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Lender with proof reasonably satisfactory to Lender indicating that such Loan Party and its Subsidiaries have made such payments or deposits.

6.6 Insurance. At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of the Loan Parties and their Subsidiaries) business interruption, general liability, flood insurance, for Collateral located in a flood plain, product liability insurance, director’s and officer’s liability insurance, fiduciary liability insurance, and employment practices liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies acceptable to Lender and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Lender. All property insurance policies covering the Collateral are to be made payable to Lender for the benefit of Lender, as its interests may appear, in case of loss, pursuant to a lender loss payable endorsement reasonably acceptable to Lender and are to contain such other provisions as Lender may reasonably require to fully protect Lender’s interest in the Collateral and to any payments to be made under such policies. All certificates of property, general liability, products liability and umbrella liability insurance are to be delivered to Lender, with the lender loss payable (but only in respect of Collateral) and additional insured endorsements (with respect to general liability coverage) in favor of Lender and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Lender of the exercise of any right of cancellation. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrowers shall have the option of applying the proceeds of any property policy up to $500,000 in the aggregate for all losses under all property policies in any one year toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lender has been granted a first priority security interest (subject only to Permitted Liens), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such property policy shall, at the option of Lender, be payable to Lender on account of the Obligations. If Borrowers fail to maintain such insurance, Lender may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Lender’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Lender prompt notice of any loss exceeding $200,000 covered by their casualty or business interruption insurance. Upon the occurrence of an Event of Default, as between Borrowers and Lender and, to the extent permitted under the applicable insurance policy, as between Borrowers, Lender and the applicable insurer, Lender shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

11

6.7 Inspection. Permit Lender and each of Lender’s duly authorized representatives, at Borrowers’ sole cost and expense (for no more than one such visit and inspection in any year, so long as no Default or Event of Default exists), to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals, valuations, inspections, exams, audits, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers.

6.8 Account Verification.

(a) Aventis Pharmaceuticals. Permit Lender, in its Permitted Discretion, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account pursuant to which Aventis Pharmaceuticals, Inc. (or any successor thereof) is the Account Debtor, by mail, telephone, facsimile transmission or otherwise. Further, at the request of Lender, Borrowers shall send requests for verification of such Accounts or send notices of assignment of Accounts to Aventis Pharmaceuticals, Inc. (or its successors and assigns).

(b) Other Account Debtors. After the occurrence and during the continuance of an Event of Default, permit Lender, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any other Account, by mail, telephone, facsimile transmission or otherwise. Further, at the request of Lender after the occurrence and during the continuance of an Event of Default, Borrowers shall send requests for verification of such Accounts or send notices of assignment of Accounts to such Account Debtors and other obligors.

6.9 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

6.10 Environmental.

(a) Keep any property either owned or operated by any Loan Party and their Subsidiaries free of any Environmental Liens or post bonds or other financial assurances satisfactory to Lender and in an amount sufficient to satisfy the obligations or liability evidenced by such Environmental Liens;

(b) Comply, in all material respects, with Environmental Laws and provide to Lender documentation of such compliance which Lender reasonably requests;

(c) Promptly notify Lender of any release of which any Loan Party has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law; and

(d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party or its Subsidiaries, (ii) commencement of any material Environmental Action or written notice that a material Environmental Action will be filed against any Borrower Loan Party or its Subsidiaries, and (iii) written notice of a material violation, citation, or other administrative order from a Governmental Authority.

12

6.11 Disclosure Updates.

(a) Promptly and in no event later than 5 Business Days after obtaining knowledge thereof or after the occurrence thereof, whichever is earlier, notify Lender:

(i) if any written information, exhibit, or report furnished to Lender contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. Any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto;

(ii) of all actions, suits, or proceedings brought by or against any Loan Party or any of its Subsidiaries before any court or Governmental Authority which reasonably could be expected to result in a Material Adverse Change, provided that, in any event, such notification shall not be later than 5 days after service of process with respect thereto on any Loan Party;

(iii) of any disputes or claims by Aventis Pharmaceuticals, Inc. (or its successors or assigns) exceeding $100,000 at any time;

(iv) of any material loss or damage to any Collateral or any substantial adverse change in the Collateral;

(v) of the occurrence of any ERISA Event;

(vi) of a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change;

(vii) of the receipt by any Loan Party or any of their Subsidiaries of (A) any so called “Warning Letter” or similar notification, (B) any notification of a mandated or requested recall affecting the products manufactured or distributed by any Loan Party or such Subsidiary or (C) any other notification or communications that could adversely impact the Loan Parties’ or their Subsidiaries’ operations, in each case, from the FDA (or analogous foreign, state or local Governmental Authority); and

(viii) of any intent by a Loan Party or any of their Subsidiaries to initiate a voluntary product recall affecting the products manufactured or distributed by any Loan Party or any of their Subsidiaries.

(b) Immediately upon obtaining knowledge thereof or after the occurrence thereof, notify Lender of any event or condition which constitutes a Default or an Event of Default and provide a statement of the action that such Borrower proposes to take with respect to such Default or Event of Default.

Upon request of Lender, each Loan Party shall deliver to Lender any other materials, reports, records or information reasonably requested relating to the operations, business affairs, financial condition of any Loan Party or its Subsidiaries or the Collateral.

6.12 Collateral Covenants.

(a) Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having an aggregate value or face amount of $500,000 or more for all such Negotiable Collateral, Investment Related Property, or Chattel Paper (or of any aggregate value if a Default or an Event of Default then exists), the Loan Parties shall promptly (and in any event within 5 Business Days after receipt thereof), notify Lender thereof, and if and to the extent that perfection or priority of Lender’s Security Interest is dependent on or enhanced by possession, the applicable Loan Party, promptly (and in any event within 2 Business Days) after request by Lender, shall execute such other documents and instruments as shall be requested by Lender or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Lender, together with such undated powers (or other relevant document of assignment or transfer acceptable to Lender) endorsed in blank as shall be requested by Lender, and shall do such other acts or things deemed necessary or desirable by Lender to enhance, perfect and protect Lender’s Security Interest therein.

(b) Chattel Paper.

13

(i) Promptly (and in any event within 5 Business Days) after request by Lender, each Loan Party shall take all steps reasonably necessary to grant Lender control of all electronic Chattel Paper of any Loan Party in accordance with the Code and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, at any time that a Default or Event of Default then exists, and at any other time to the extent that the individual or aggregate value or face amount of such electronic Chattel Paper equals or exceeds $500,000.

(ii) If any Loan Party retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby), promptly upon the request of Lender, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Bank, National Association, as Lender”.

(c) Control Agreements.

(i) Except to the extent otherwise provided by Section 7.11, each Loan Party shall obtain a Control Agreement, from each bank (other than Lender) maintaining a Deposit Account for such Loan Party.

(ii) Except to the extent otherwise provided by Section 7.11, each Loan Party shall obtain a Control Agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities to or for any Loan Party.

(iii) Except to the extent otherwise provided by Section 7.11, each Loan Party shall cause Lender to obtain “control”, as such term is defined in the Code, with respect to all of such Loan Party’s investment property.

(iv) Except as provided below with respect to Control Agreements governing the Sanofi-Aventis Receivables Account and Borrowing Base Eligible Cash Account, each Control Agreement shall provide, among other things, that (A) the bank or securities intermediary (as applicable) will comply with any instructions originated by Lender directing the disposition of the funds in such account without further consent by the applicable Loan Party, and (B) the bank or securities intermediary (as applicable) will forward, by daily sweep, all amounts in the applicable account to Lender upon the instruction of Lender (an "Activation Instruction"). Lender agrees not to issue an Activation Instruction unless a Triggering Event has occurred.

(v) The Sanofi-Aventis Receivables Account and the Borrowing Base Eligible Cash Account shall be under the sole dominion and control of Lender at all times.

(d) Letter-of-Credit Rights. If the Loan Parties (or any of them) are or become the beneficiary of letters of credit, then the applicable Loan Party or Loan Parties shall promptly (and in any event within 5 Business Days after becoming a beneficiary), notify Lender thereof and, promptly (and in any event within 2 Business Days) after request by Lender, enter into a tri-party agreement with Lender and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Lender and directing all payments thereunder to the Collection Account unless otherwise directed by Lender, all in form and substance satisfactory to Lender.

(e) Commercial Tort Claims. If the Loan Parties (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $500,000 (or of any value or involving any asserted claim if a Default or an Event of Default then exists) or more in the aggregate for all Commercial Tort Claims, then the applicable Loan Party or Loan Parties shall promptly (and in any event within 5 Business Days of obtaining such Commercial Tort Claim), notify Lender upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within 2 Business Days) after request by Lender, amend Schedule 5.6(d) to the Information Certificate to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Lender, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claim, which Commercial Tort Claim shall not be subject to any other Liens.

(f) Government Contracts. Other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $5,000,000 (or of any aggregate value if a Default or Event of Default then exists), if any Account or Chattel Paper of any Loan Party arises out of a contract or contracts with the United States of America or any State or any department, agency, or instrumentality thereof, Loan Parties shall promptly (and in any event within 5 Business Days of the creation thereof) notify Lender thereof and, promptly (and in any event within 2 Business Days) after request by Lender, execute any instruments or take any steps reasonably required by Lender in order that all moneys due or to become due under such contract or contracts shall be assigned to Lender, for the benefit of Lender, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

14

(g) Intellectual Property.

(i) Upon the reasonable request of Lender, in order to facilitate filings with the PTO and the United States Copyright Office, each Loan Party shall execute and deliver to Lender one or more Copyright Security Agreements or Patent and Trademark Security Agreements to further evidence Lender’s Lien on such Loan Party’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Loan Party relating thereto or represented thereby.

(ii) Each Loan Party shall have the duty, with respect to Intellectual Property that is material to the conduct of such Loan Party’s business, to protect and diligently enforce and defend at such Loan Party’s expense its Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for material infringement, misappropriation, or dilution and to recover any and all material damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against material conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any material trademark application or service mark application that is part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any material patent application that is part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Loan Party’s material Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability, and (E) to require all employees, consultants, and contractors of each Loan Party who were involved in the creation or development of such Intellectual Property to sign agreements containing assignment to such Loan Party of material Intellectual Property rights created or developed and obligations of confidentiality. No Loan Party shall abandon any Intellectual Property or Intellectual Property License that is material to the conduct of such Loan Party’s business. Each Loan Party shall take the steps described in this Section 6.12(g)(ii) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is material to the conduct of such Loan Party’s business.

(iii) Each Loan Party acknowledges and agrees that Lender shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Loan Party. Without limiting the generality of this Section 6.12(g)(iii), each Loan Party acknowledges and agrees that Lender shall not be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but Lender may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrowers and shall be chargeable to the Loan Account.

(iv) Each Loan Party shall promptly file an application with the United States Copyright Office for any Copyright that has not been registered with the United States Copyright Office if such Copyright is material to the conduct of such Loan Party’s business. Any expenses incurred in connection with the foregoing shall be borne by the Loan Parties.

(v) No Loan Party shall enter into any Intellectual Property License to receive any license or rights in any Intellectual Property of any other Person unless such Loan Party has used commercially reasonable efforts to permit the collateral assignment of or grant of a security interest in such Intellectual Property License (and all rights of such Loan Party thereunder) to Lender (and any transferees of Lender).

(h) Investment Related Property.

(i) Upon the occurrence and during the continuance of an Event of Default, following the request of Lender, all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Loan Party shall be held by the Loan Parties in trust for the benefit of Lender segregated from such Loan Party’s other property, and such Loan Party shall deliver it promptly to Lender in the exact form received.

(ii) Each Loan Party shall cooperate with Lender in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof.

(i) Pledged Notes. Loan Parties (i) without the prior written consent of Lender, will not (A) waive or release any obligation of any Person that is obligated under any of the Pledged Notes, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes, or (C) other than Permitted Dispositions, assign or surrender their rights and interests under any of the Pledged Notes or terminate, cancel, modify, change, supplement or amend the Pledged Notes, and (ii) shall provide to Lender copies of all material written notices (including notices of default) given or received with respect to the Pledged Notes promptly after giving or receiving such notice.

15

(j) Real Property; Fixtures. Upon the acquisition by any Loan Party of any fee interest in Real Property with a fair market value in excess of $1,000,000 (or of any fair market value if a Default or Event of Default then exists), such Loan Party will promptly (and in any event within 5 Business Days of acquisition) notify Lender of the acquisition of such Real Property and will grant to Lender a first priority Mortgage on each fee interest in Real Property now or hereafter owned by such Loan Party, which Real Property shall not be subject to any other Liens except Permitted Liens, and shall deliver such other documentation and opinions, in form and substance satisfactory to Lender, in connection with the grant of such Mortgage as Lender shall request in its Permitted Discretion, including appraisals, title insurance policies and endorsements, surveys, financing statements, fixture filings, flood insurance, flood insurance certifications and environmental audits and such Loan Party shall pay all recording costs, intangible taxes and other fees and costs (including reasonable attorneys' fees and expenses) incurred in connection therewith. All such appraisals, title insurance policies and endorsements, environmental audits and surveys shall be prepared or issued by parties reasonably acceptable to Lender. To the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

(k) Cash Management.

(i) Except to the extent otherwise provided by Section 7.11, on and after the Closing Date, each Loan Party shall establish and maintain at Lender all Cash Management Services, including all deposit accounts. Such Cash Management Services maintained by each Loan Party shall be of a type and on terms reasonably satisfactory to Lender.

(ii) Borrowers shall maintain at least $5,000,000 in the Borrowing Base Eligible Cash Account at all times.

(l) Pledged Interests.

(i) If any Loan Party shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within five (5) Business Days of acquiring or obtaining such Collateral) deliver to Lender a duly executed Pledged Interests Addendum identifying such Pledged Interests.

(ii) Each Loan Party shall promptly deliver to Lender a copy of each material notice or other material communication received by it in respect of any Pledged Interests.

(iii) No Loan Party shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Loan Documents.

(iv) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Loan Party hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Loan Party in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide or shall provide that such Pledged Interests are securities governed by Section 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction.

6.13 Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 6.1, provide Lender with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate or to the extent that any such Material Contract has been filed with the SEC, a schedule listing such Material Contract and containing a hyperlink to, or internet address of, the applicable SEC filing containing such Material Contract, (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate, and (c) at the request of Lender, “no-offset” letters in form and substance reasonably acceptable to Lender from each of the parties to any Material Contracts with the Loan Parties’ customers. The Loan Parties shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of its obligations thereunder.

6.14 Location of Inventory and Equipment. Keep each Loan Party’s and its Subsidiaries’ Inventory and Equipment (other than vehicles, Equipment out for repair, and mobile Equipment such as laptop computers in the possession of such Loan Parties’ employees or agents) only at the locations identified on Schedule 5.29 to the Information Certificate and keep their chief executive offices only at the locations identified on Schedule 5.6(b) to the Information Certificate; provided, however, that Borrowers may amend Schedule 5.29 to the Information Certificate so long as such amendment occurs by written notice to Lender not less than 10 days prior to the date on which such Inventory or Equipment is moved to such new location, and so long as, at the time of such written notification, the applicable Loan Party provides Lender a Collateral Access Agreement with respect thereto if such location is not owned by such Loan Party.

16

6.15 Formation of Subsidiaries. At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 10 days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) cause any such new Subsidiary to provide to Lender a joinder to this Agreement or a Guaranty, as Lender may reasonably determine, together with such other security documents (including mortgages with respect to any Real Property with a fair market value in excess of $1,000,000 (or of any fair market value if a Default or Event of Default then exists) owned in fee of such new Subsidiary, as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that such Guaranty and such other security documents shall not be required to be provided to Lender with respect to any Subsidiary of Borrower that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such Guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Lender in its Permitted Discretion) in relation to the benefits of Lender of the security or guarantee afforded thereby, (b) within 10 days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender a pledge agreement and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Lender; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of a Borrower that is a CFC (and none of the Stock of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Lender in consultation with Borrowers) in relation to the benefits of Lender of the security or guarantee afforded thereby (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) within 10 days of such formation or acquisition (or such later date as permitted by Lender in its sole discretion) provide to Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 6.(15) shall be a Loan Document.

6.16 Further Assurances.

(a) At any time upon the reasonable request of Lender, execute or deliver to Lender any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (the “Additional Documents”) that Lender may reasonably request and in form and substance reasonably satisfactory to Lender, to create, perfect, and continue perfection or to better perfect Lender’s Liens in all of the assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Lender in any Real Property acquired by any Loan Party after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Loan Party that is a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Lender in consultation with such Loan Party) in relation to the benefits to Lender afforded thereby (it being agreed that Lender may require the Loan Parties and their Subsidiaries to provide Additional Documents governed by applicable foreign law after the occurrence of an Event of Default). To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time, not to exceed 30 days following the request to do so, such Loan Party hereby authorizes Lender to execute any such Additional Documents in the applicable Loan Party’s name, as applicable, and authorizes Lender to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Lender may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors (if any) and are secured by substantially all of the assets of each Loan Party and all of the outstanding capital Stock of each Loan Party (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs).

(b) Each Borrower and each other Loan Party authorizes the filing by Lender of financing or continuation statements, or amendments thereto, and such Loan Party will execute and deliver to Lender such other instruments or notices, as Lender may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

17

(c) Each Borrower and each other Loan Party authorizes Lender at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of such financing statement. Each Borrower and each other Loan Party also hereby ratifies any and all financing statements or amendments previously filed by Lender in any jurisdiction.

(d) Each Borrower and each other Loan Party acknowledges that no Loan Party is authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Lender, subject to such Loan Party’s rights under Section 9-509(d)(2) of the Code.

7. NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the commitments of Lender hereunder to provide any further extensions of credit and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

7.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties, provided that a Borrower must be the surviving entity of any such merger to which it is a party, and (ii) any merger between Subsidiaries of a Borrower that are not Loan Parties;

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of any Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Lender) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving;

(c) Suspend or cease operation of a substantial portion of its or their business, except as permitted pursuant to clauses 7.3(a) or (b) above or in connection with the transactions permitted pursuant to Section 7.4; or

(d) Form or acquire any direct or indirect Subsidiary.

7.4 Disposal of Assets. Other than Permitted Dispositions or transactions expressly permitted by Sections 7.3 or 7.12, sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral or any other asset except as expressly permitted by this Agreement. Lender shall not be deemed to have consented to any sale or other disposition of any of the Collateral or any other asset except as expressly permitted in this Agreement or the other Loan Documents.

7.5 Change Name. Change any Borrower’s or any other Loan Party’s organizational identification number, state of organization, organizational identity or “location” for purposes of Section 9-307 of the Code.

7.6 Nature of Business. Make any change in the nature of its or their business as conducted on the date of this Agreement or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

18

7.7 Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 7.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances; or

(ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change in any material respect any of the terms or provisions of

(i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, and (C) Indebtedness permitted under clauses (c), (e) and (f) of the definition of Permitted Indebtedness;

(ii) any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of Lender; or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of Lender.

7.8 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9 Restricted Junior Payments. Make any Restricted Junior Payment, except

(a) any Loan Party may make distributions and declare and pay dividends to another Loan Party,

(b) any Subsidiary of a Loan Party that is not a Loan Party may make distributions to and declare and pay dividends to a Loan Party or another Subsidiary of a Loan Party that is not a Loan party,

(c) any Loan Party may issue Stock to, or acquire, redeem, or retire any of the Stock of, any other Loan Party, of any class, whether now or hereafter outstanding,

(d) any Subsidiary of a Loan Party that is not a Loan Party may issue Stock to, or acquire, redeem, or retire any of the Stock of, any other Subsidiary of a Loan Party that is not a Loan Party, of any class, whether now or hereafter outstanding; and

(e) Loan Parties and their Subsidiaries may make distributions to former employees, officers, or directors of Borrowers (or any spouses, ex-spouses, or estates of any of the foregoing), in the form of (i) forgiveness of Indebtedness of such Persons owing to Borrowers on account of repurchases of the Stock of Borrowers held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Borrowers, or (ii) so long as no Default or Event of Default then exists or would be occasioned thereby, cash payments not to exceed $200,000 in the aggregate in any year.

7.10 Accounting Methods. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.11 Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment.

(b) Other than (i) an aggregate amount of not more than $750,000 at any one time, in the case of each Borrower, each other Loan Party and its Subsidiaries (other than Subsidiaries that are CFCs), (ii) an aggregate average monthly amount of not more than $3,000,000 (calculated at current exchange rates and tested as of the close of business of the last Business Day of each month) in the case of any Loan Party’s Subsidiaries that are CFC’s); provided that solely for the months ending March 31, 2012 and April 30, 2012, such amount shall not include cash pledged by a Borrower or its Subsidiaries to secure leasehold obligations in Singapore in an aggregate amount not to exceed $500,000 and (iii) amounts deposited into Deposit Accounts identified on Schedule 5.15 to the Information Certificate which are specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for each Loan Party’s or their Subsidiaries’ employees, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Borrower and such other Loan Party or its Subsidiaries, as applicable, and the applicable bank (as permitted solely pursuant to Section 6.12(k) or securities intermediary have entered into Control Agreements with Lender governing such Permitted Investments in order to perfect (and further establish) Lender’s Liens in such Permitted Investments. Except as provided in Section 7.11(b)(i), (ii), and (iii), Borrowers and such Loan Parties shall not and shall not permit their Subsidiaries to establish or maintain any domestic Deposit Account or Securities Account with a banking institution other than Lender.

19

7.12 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower, any Loan Party or any of their Subsidiaries except for:

(a) transactions between a Loan Party or their Subsidiaries, on the one hand, and any Affiliate of a Loan Party or their Subsidiaries, on the other hand, so long as such transactions (i) are fully disclosed to Lender prior to the consummation thereof (including any documentation reasonably requested by Lender in connection therewith), if they involve one or more payments by a Borrower or a Loan Party or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (ii) are no less favorable, taken as a whole, to Borrowers or the other Loan Parties or their Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate;

(b) so long as it has been approved by a Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of such Loan Party or its applicable Subsidiary;

(c) so long as it has been approved by a Loan Party’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of a Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice; and

(d) transactions permitted by Section 7.3 or Section 7.11 or any Permitted Intercompany Advance.

7.13 Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than (a) on the Closing Date, (i) to repay, in full, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with Borrowers’ existing credit facility with Existing Lender, (ii) for the issuance of Letters of Credit and (iii) to pay fees, costs, and expenses, including Lender Expenses, incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, general corporate and working capital purposes for their lawful and permitted purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).

7.14 Limitation on Issuance of Stock. Except for the issuance or sale of common stock or Permitted Preferred Stock by Borrowers or the other Loan Parties, issue or sell or enter into any agreement or arrangement for the issuance and sale of any of their Stock.

7.15 Consignments. Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except as set forth on Schedule 7.15 to the Information Certificate.

7.16 Inventory and Equipment with Bailees. Store (a) the Inventory of any Loan Party or its Subsidiaries with an aggregate fair market value in excess of $500,000 or (b) the Equipment of any Loan Party or its Subsidiaries with an aggregate fair market value in excess of $250,000, in each case, at any time now or hereafter with a bailee, warehouseman, or similar party, except as set forth on Schedule 7.16 to the Information Certificate.

20

8. FINANCIAL COVENANTS.

Each Loan Party covenants and agrees that, until termination of all obligations of Lender to provide extensions of credit hereunder and payment in full of the Obligations, Loan Parties and their Subsidiaries will comply with each of the following financial covenants:

(a) Net Cash Flow. Have Net Cash Flow, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto (and to the extent the table below reflects a Net Cash Flow requirement of less than $0.00, such negative amount shall not be exceeded):

Net Cash Flow	Applicable Period
$(3,500,00)	For the 3 month period ending March 31, 2012
$(4,500,000)	For the 6 month period ending June 30, 2012
$(3,000,000)	For the 9 month period ending September 30, 2012
$(500,000)	For the 12 month period ending December 31, 2012

(b) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.0:1.0	For the 12 month period ending March 31, 2013
1.25:1.00	For the 12 month period ending June 30, 2013
1.25:1.00	For the 12 month period ending September 30, 2013
1.50:1.00	For the 12 month period ending December 31, 2013 and each quarter thereafter

(c) Capital Expenditures. Make Capital Expenditures in any period set forth below in an amount less than or equal to the amount set forth in the following table for the applicable period:

Maximum Capital Expenditures	Applicable Period
$6,000,000	For the 3 month period ending March 31 in any fiscal year
$9,000,000	For the 6 month period ending June 30 in any fiscal year
$12,000,000	For the 9 month period ending September 30 in any fiscal year
$15,000,000	For the 12 month period ending December 31 in any fiscal year

21

(d) Minimum Liquidity. The Borrowers shall maintain Qualified Cash in at least the amounts set forth in the table below as of the applicable date set forth in the table below. For purposes of this Section, Qualified Cash shall exclude the outstanding principal amount of all Advances.

Minimum Qualified Cash	Applicable Date
$5,000,000	July 31, 2012
$5,000,000	August 31, 2012
$5,000,000	September 30, 2012
$5,000,000	October 30, 2012
$5,000,000	November 30, 2012
$15,000,000	December 31, 2012
$15,000,000	January 31, 2013
$15,000,000	February 28, 2013
$15,000,000	March 31, 2013
$15,000,000	April 30, 2013
$15,000,000	May 31, 2013
$15,000,000	June 30, 2013
$15,000,000	July 31, 2013
$15,000,000	August 31, 2013
$15,000,000	September 30, 2013
$15,000,000	October 30, 2013
$15,000,000	November 30, 2013
$25,000,000	December 31, 2013 and the last date of each month thereafter

(e) Cash on Hand at Foreign Subsidiaries. The Borrowers shall not permit their foreign Subsidiaries to hold Cash or Cash Equivalents in excess of an aggregate average monthly amount of $3,000,000 (calculated at current exchange rates and tested as of the close of business of the last Business Day of month); provided that solely for the months ending March 31, 2012 and April 30, 2012, such amount shall not include cash pledged by a Borrower or its Subsidiaries to secure leasehold obligations in Singapore in an aggregate amount not to exceed $500,000.

9. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

9.1 If any Borrower or any Loan Party fails to pay (i) when due and payable hereunder, or when declared due and payable hereunder, all or any portion of the Obligations consisting of principal or interest hereunder (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or (ii) within three (3) Business Days of when due and payable hereunder, or when declared due and payable hereunder, all or any portion of the Obligations consisting of, fees, charges or other amounts due Lender or any Bank Product Provider, reimbursement of Lender Expenses, or other amounts constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding);

22

9.2 If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 6.1, 6.2, 6.3 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 6.5(b), 6.6, 6.7 (solely if any Loan Party refuses to allow Lender or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Loan Party), 6.8, 6.11, 6.12; or 6.14 of this Agreement, (ii) Section 7 of this Agreement, or (iii) Section 8 of this Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 6.3 (other than if a Loan Party is not in good standing in its jurisdiction of organization), 6.4, 6.5(a) (other than F.I.C.A., F.U.T.A., federal income taxes and any other taxes or assessments the non-payment of which may result in a lien having priority over Lender’s Liens), 6.9, 6.10, 6.15 or 6.16 of this Agreement and such failure continues for a period of 15 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of such Loan Party or (ii) the date on which written notice thereof is given to such Loan Party by Lender; or

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is unable to be cured or is the subject of another provision of this Section 9 (in which event such other provision of this Section 9 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to or should have been known by any officer of such Loan Party or (ii) the date on which written notice thereof is given to such Loan Party by Lender;

9.3 If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

9.4 If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

9.5 If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein; provided that Lender shall have no obligation to provide any extension of credit to Borrowers during such 60 calendar day period;

9.6 If any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of such Loan Party and its Subsidiaries, taken as a whole;

9.7 If there is (a) a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder, or (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $1,000,000 or more;

9.8 If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

9.9 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement), or if any Guarantor fails to perform any obligation under the Guaranty, or repudiates or revokes or purports to repudiate or revoke any obligation under the Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

23

9.10 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens which are permitted purchase money Liens or the interests of lessors under Capital Leases, first priority Lien on the Collateral covered thereby;

9.11 If there occurs any Material Adverse Change in the business or financial condition of any Loan Party;

9.12 If Lender determines in its Permitted Discretion exercised in good faith that any Loan Party has engaged in fraudulent activity with respect to the Collateral or other matters;

9.13 Any director or senior officer a Loan Party is indicted for a felony offense involving corporate malfeasance under state or federal law, or a Loan Party hires a senior officer or appoints a director who has been convicted of any such felony offense, and such director or senior officer is not replaced or removed (consistent with applicable law) to Lender’s reasonable satisfaction within thirty (30) days after any Loan Party first becomes aware of such conviction or indictment; provided, however, during such thirty (30) day period, the Loan Parties may request that such director or senior officer remain in their position, subject to Lender’s prior written consent, which consent may be given or denied in the sole discretion of Lender;

9.14 (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, or (b) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or

9.15 The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

10. RIGHTS AND REMEDIES.

10.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Lender may (in each case under clauses (a) or (b) by written notice to Borrowers; provided that no such notice shall be required with respect to Events of Default under Section 9.4 or Section 9.5), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following in accordance with the terms and conditions of this Agreement, the other Loan Documents, and/or applicable law;

(a) declare the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower and each Loan Party;

(b) declare the funding obligations of Lender under this Agreement terminated, whereupon such funding obligations shall immediately be terminated together with any obligation of Lender hereunder to make Advances or issue Letters of Credit;

(c) give notice to an Account Debtor or other Person obligated to pay an Account, a General Intangible, Negotiable Collateral, or other amount due, notice that the Account, General Intangible, Negotiable Collateral or other amount due has been assigned to Lender for security and must be paid directly to Lender and Lender may collect the Accounts, General Intangible and Negotiable Collateral of each Borrower and each other Loan Party directly, and any collection costs and expenses shall constitute part of the Obligations under the Loan Documents;

(d) in Lender’s name or in Borrowers’ name, as Borrowers’ agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of Borrowers’ mail to any address designated by Lender, otherwise intercept Borrowers’ mail, and receive, open and dispose of Borrowers’ mail, applying all Collateral as permitted under this Agreement and holding all other mail for Borrowers’ account or forwarding such mail to Borrowers’ last known address;

(e) without notice to or consent from any Borrower, and without any obligation to pay rent or other compensation, take exclusive possession of all locations where Borrowers conduct their business or have any rights of possession and use the locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Lender in good faith; and

24

(f) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the Code or any other applicable law.

10.2 Additional Rights and Remedies. Without limiting the generality of the foregoing, each Borrower expressly agrees that, upon the occurrence and during the continuation of an Event of Default:

(a) Lender, without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Borrower, any Loan Party or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Loan Parties to, and each Borrower and each other Loan Party hereby agrees that it will at its own expense and upon request of Lender forthwith, assemble all or part of the Collateral as directed by Lender and make it available to Lender at one or more locations designated by Lender where such Borrower or Loan Party conducts business, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Lender’s or Loan Party’s offices or elsewhere, for cash, on credit, and upon such other terms as Lender may deem commercially reasonable. Each Borrower and each other Loan Party agrees that, to the extent notice of sale shall be required by law, at least 10 days’ notice to such Borrower or such other Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the Code. Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Lender may adjourn any public or private sale from time to time, and such sale may be made at the time and place to which it was so adjourned. Each Borrower and each other Loan Party agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code. Each Borrower and each other Loan Party agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and such Borrower or such Loan Party is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the Code;

(b) Lender may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Loan Party or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the Code or any other applicable law), (i) with respect to any Loan Party’s Deposit Accounts in which Lender’s Liens are perfected by control under Section 9-104 of the Code, instruct the bank maintaining such Deposit Account for the applicable Loan Party to pay the balance of such Deposit Account to or for the benefit of Lender, and (ii) with respect to any Loan Party’s Securities Accounts in which Lender’s Liens are perfected by control under Section 9-106 of the Code, instruct the securities intermediary maintaining such Securities Account for the applicable Loan Party to (A) transfer any cash in such Securities Account to or for the benefit of Lender, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Lender; and

(c) any cash held by Lender as Collateral and all cash proceeds received by Lender in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Obligations (other than inchoate indemnification obligations for which no claim has been asserted) in the order set forth in Section 10.5 of this Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Obligations in full, each Borrower and each other Loan Party shall remain jointly and severally liable for any such deficiency.

Notwithstanding the foregoing or anything to the contrary contained in Section 10.1, upon the occurrence of any Default or Event of Default described in Section 9.4 or Section 9.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by Lender, all obligations of Lender to provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than the Hedge Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and each Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.

10.3 Lender Appointed Attorney in Fact. Each Borrower and each other Loan Party hereby irrevocably appoints Lender its attorney-in-fact, with full authority in the place and stead of such Borrower and such Loan Party and in the name of such Borrower or such Loan Party or otherwise, at such time as an Event of Default has occurred and is continuing, to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

25

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Borrower or such other Loan Party;

(b) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(c) to file any claims or take any action or institute any proceedings which Lender may deem necessary or desirable for the collection of any of the Collateral of such Borrower or such other Loan Party or otherwise to enforce the rights of Lender with respect to any of the Collateral;

(d) to repair, alter, or supply Goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to Borrower in respect of any Account of such Borrower;

(e) to use any Intellectual Property or Intellectual Property Licenses of such Borrower or such other Loan Party including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Borrower or such other Loan Party;

(f) to take exclusive possession of all locations where each Borrower or other Loan Party conducts its business or has rights of possession, without notice to or consent of any Borrower or any Loan Party and to use such locations to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, without obligation to pay rent or other compensation for the possession or use of any location;

(g) Lender shall have the right, but shall not be obligated, to bring suit in its own name or in the applicable Loan Party’s name, to enforce the Intellectual Property and Intellectual Property Licenses and, if Lender shall commence any such suit, the appropriate Borrower or such other Loan Party shall, at the request of Lender, do any and all lawful acts and execute any and all proper documents reasonably required by Lender in aid of such enforcement; and

(h) to the extent permitted by law, such Borrower and each other Loan Party hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated and all Obligations have been paid in full in cash.

10.4 Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

10.5 Crediting of Payments and Proceeds. In the event that the Obligations (other than the Hedge Obligations, which may be accelerated in accordance with the terms of the applicable Hedge Agreement) have been accelerated pursuant to Section 10.1 or Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied in such manner as Lender shall determine in its discretion and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

10.6 Marshaling. Lender shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, Borrower and each other Loan Party hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Lender’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Borrower hereby irrevocably waives the benefits of all such laws.

10.7 License. Each Borrower and each other Loan Party hereby grants to Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property rights of such Borrower and such Loan Party for the purpose of: (a) completing the manufacture of any in-process materials following the occurrence and during the continuance of any Event of Default so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by such Borrower or such other Loan Party for its own manufacturing; and (b) selling, leasing or otherwise disposing of any or all Collateral following the occurrence and during the continuance of any Event of Default.

26

10.8 Disposition of Pledged Interests by Lender. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Loan Party understands that in connection with such disposition, Lender may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Loan Party, therefore, agrees that: (a) if Lender shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Lender shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Lender has handled the disposition in a commercially reasonable manner.

10.9 Voting and Other Rights in Respect of Pledged Interests.

(a) Upon the occurrence and during the continuation of an Event of Default, (i) Lender may, at its option, and with two (2) Business Days prior notice to such Borrower or such other Loan Party, and in addition to all rights and remedies available to Lender under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by any Borrower or any other Loan Party, but under no circumstances is Lender obligated by the terms of this Agreement to exercise such rights, and (ii) if Lender duly exercises its right to vote any of such Pledged Interests, each Borrower and each other Loan Party hereby appoints Lender, such Borrower’s and such Loan Party’s true and lawful attorney-in-fact and irrecovable proxy to vote such Pledged Interests in any manner Lender deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b) For so long as such Borrower or such other Loan Party shall have the right to vote the Pledged Interests owned by it, such Borrower and such other Loan Party covenants and agrees that it will not, without the prior written consent of Lender, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Lender or the value of the Pledged Interests.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Borrower and each other Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by Lender on which such Loan Party may in any way be liable.

11.2 Lender’s Liability for Collateral. Each Borrower and each other Loan Party hereby agrees that: (a) so long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by each Borrower and such Loan Parties.

11.3 Indemnification. Each Borrower and each other Loan Party shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring, forbearance or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Borrower and each other Loan Party’s and its respective Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, (c) in connection with the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (d) with respect to the failure by any Borrower or any other Loan Party to perform or observe any of the provisions hereof or any other Loan Document, (e) in connection with the exercise or enforcement of any of the rights of Lender hereunder or under any other Loan Document, and (f) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any other Loan Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of such Loan Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower or any other Loan Party shall have any obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, or attorneys or with respect to Excluded Taxes or Taxes (which are governed by Section 16). This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Borrower or any other Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Borrower or Loan Party with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

27

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers, any other Loan Party or Lender, as the case may be, they shall be sent to the respective address set forth below:

If to any Loan Party:	c/o Albany Molecular Research, Inc.
26 Corporate Circle
Albany, New York 12212
Attn: Lori Henderson and Mark Frost
Fax No. (518) 512-2075 (Lori Henderson) & (518) 464-0289 (Mark Frost)
with a courtesy copy to
(which shall not constitute
Notice for purposes of this
Section 12):	Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
Attn: Mark D. Smith
Fax No.: 617-670-1231

If to Lender:	WELLS FARGO BANK, NATIONAL ASSOCIATION
One Boston Place, 20th Floor
Boston, Massachusetts 02108
Attn: Peter Yelle
Fax No.: 855-203-8549

with a courtesy copy to
(which shall not constitute
Notice for purposes of this
Section 12):	Riemer & Braunstein LLP
Seven Times Square, Suite 2506
New York, New York 10036
Attn: Donald E. Rothman
Fax No.: 617-692-3556

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment). Any notice given by Lender to any Borrower as provided in this Section 12 shall be deemed sufficient notice as to all Borrowers, regardless of whether each Borrower is sent a separate copy of such notice or whether each Borrower is specifically identified in such notice.

28

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO AS WELL AS ALL CLAIMS, CONTROVERSIES OR DISPUTES ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY BE TRIED AND LITIGATED IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER, EACH OTHER LOAN PARTY AND LENDER WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER, EACH OTHER LOAN PARTY AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER, EACH OTHER LOAN PARTY AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14. ASSIGNMENTS; SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower or any other Loan Party may assign this Agreement or any rights or duties hereunder without Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by Lender shall release any Borrower or any other Loan Party from its Obligations. Lender may assign this Agreement and the other Loan Documents in whole or in part and its rights and duties hereunder or grant participations in the Obligations hereunder and thereunder and no consent or approval by any Borrower or any other Loan Party is required in connection with any such assignment or participation. Notwithstanding the foregoing, a participant shall not be entitled to receive any greater amount under Section 16 than the applicable Lender would have been entitled to receive. Lender shall establish and maintain at its address (a) a record of ownership (the “Register”) in which it shall register the interests (including any rights to receive payment hereunder) of Lender in the Loans, and any assignment of any such Loans and (b) accounts in the Register in which it shall record (i) the name and address of Lender, (ii) the amount of each Loan, (iii) the amount of any principal or interest due and payable or paid, (iv) any other payment received by Lender from the Borrowers and (v) any assignment with respect thereto. Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations. The entries in the Register shall be conclusive and each Person whose name is recorded in the Register shall be treated as the owner of such Loan for all purposes of this Agreement, notwithstanding any notice to the contrary. This Section shall be construed so that the Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).

29

15. AMENDMENTS; WAIVERS

. No failure by Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Lender in exercising the same, will operate as a waiver thereof. No waiver by Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Lender on any occasion shall affect or diminish Lender’s rights thereafter to require strict performance by Borrowers or any other Loan Party of any provision of this Agreement. Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Lender may have.

16. TAXES.

(a) All payments made by any Borrower or any other Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes unless required by applicable law, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes to the taxing authority and, other than with respect to an Excluded Tax, to pay to Lender such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Lender’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Lender as promptly as possible after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower.

(b) Each Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

(c) If any Non-U.S. Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan shall deliver to such Borrower, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender or any Non-U.S. Lender shall deliver such other documentation prescribed by applicable law as will enable such Borrower to determine whether or not the Lender or any Non-U.S. Lender is subject to backup withholding or information reporting requirements.

(d) If Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes, it shall pay over such refund to such Borrower (but only to the extent of payments made, or additional amounts paid, by such Borrower under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided that such Borrower, upon the request of Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence) to Lender in the event Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16(d) shall not be construed to require Lender to make available its tax returns (or any other information which it deems confidential) to the Borrowers or any other Person.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, each Loan Party and Lender.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against Lender or any Loan Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

30

17.5 Debtor-Creditor Relationship. The relationship between Lender, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. Lender shall not have (and shall not be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.6 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to Lender of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys' fees of Lender related thereto, the liability of such Borrower or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made and all of Lender’s Liens in the Collateral shall be automatically reinstated without further action.

17.8 Confidentiality.

(a) Lender agrees that information provided to Lender in connection with this Agreement and the other Loan Documents constitutes material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to Lender and to employees, directors and officers of Lender (the Persons in this clause (i), “Lender Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (iii) as may be required by regulatory authorities, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrowers with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender or Lender Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; (x) to equity owners of each Loan Party and (xi) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Lender may use the name, logos, and other insignia of the Loan Parties and the Maximum Credit provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of Lender.

31

17.9 Lender Expenses. Each Borrower and each other Loan Party agrees to pay Lender Expenses on the earlier of (a) the first day of the month following the date on which such Lender Expenses were first incurred, or (b) the date on which demand therefor is made by Lender and each Borrower and each other Loan Party agrees that its obligations contained in this Section 17.9 shall survive payment or satisfaction in full of all other Obligations.

17.10 Setoff. Lender may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to any Borrower or any Guarantor by Lender against any of the Obligations then due.

17.11 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the obligation of Lender to provide extensions of credit hereunder has not expired or been terminated.

17.12 Patriot Act. Lender hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties, and (b) OFAC/PEP searches and customary individual background checks of the Loan Parties’ senior management and key principals, and each Borrower and each other Loan Party agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.

17.13 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14 Bank Product Providers. Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Lender is acting. Lender hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Lender as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Lender and the right to share in payments and collections of the Collateral as more fully set forth herein and in the other Loan Documents. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Lender shall have the right, but shall have no obligation, to establish, maintain, relax, or release Reserves in respect of the Bank Product Obligations and that if Reserves are established there is no obligation on the part of Lender to determine or ensure whether the amount of any such reserve is appropriate or not. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any other Loan Party.

[Signature pages to follow]

32

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered under seal as of the date first above written.

BORROWERS:

ALBANY MOLECULAR RESEARCH, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	Secretary

AMRI RENSSELAER, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	Secretary

AMRI BURLINGTON, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	Secretary

AMRI BOTHELL RESEARCH CENTER, INC.

By:	/s/ Lori Henderson
Name:	Lori Henderson
Title:	Secretary

33

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Richard Mahtani
Name:	Richard Mahtani
Title: Authorized Signatory

34

Schedule 1.1

a. Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in Article 9 of the Code), including, without limitation, payments owing to the Borrowers pursuant to the Sanofi-Aventis License Agreement.

“Account Debtor” means an account debtor (as that term is defined in the Code).

“Activation Instruction” has the meaning specified therefor in Section 6.12(c) of this Agreement.

“Additional Documents” has the meaning specified therefor in Section 6.16 of this Agreement.

“Administrative Borrower” shall mean AMRI in its capacity as Administrative Borrower on behalf of itself and the other Borrowers pursuant to Section 2.17) hereof and its successors and assigns in such capacity.

“Advances” has the meaning specified therefor in Section 2.1(a) of this Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 7.12 of this Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agreement” means the Credit and Security Agreement to which this Schedule 1.1 is attached.

“Allocable Amount” has the meaning specified therefor in Section 2.16.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrowers to Lender.

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of this Agreement (after giving effect to all then outstanding Obligations).

“Bank Product” means any one or more of the following financial products or accommodations extended to a Borrower or its Subsidiaries by a Bank Product Provider: (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called “procurement cards” or “P-cards”), (f) Cash Management Services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products, including, without limitation, all Cash Management Documents.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Lender) to be held by Lender for the benefit of the Bank Product Provider in an amount determined by Lender as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a Loan Party or its Subsidiaries to Lender or another Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all Hedge Obligations.

“Bank Product Provider” means Lender or any of its Affiliates that provide Bank Products to a Loan Party.

35

“Bank Product Reserve Amount” means, as of any date of determination, the Dollar amount of Reserves that Lender has determined it is necessary or appropriate to establish (based upon Lender’s reasonable determination of their credit and operating risk exposure to Borrowers and their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means the board of directors (or comparable managers) of a Borrower or any other Loan Party or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Bond Letter of Credit” means the Letter of Credit (as defined in the Reimbursement Agreement).

“Books” means books and records (including a Borrower’s or any other Loan Party’s Records indicating, summarizing, or evidencing such Borrower’s or such other Loan Party’s assets (including the Collateral) or liabilities, such Borrower’s or such other Loan Party’s Records relating to such Borrower’s or such other Loan Party’s business operations or financial condition, or such Borrower’s or such other Loan Party’s Goods or General Intangibles related to such information).

“Borrowers” has the meaning specified in the preamble of this Agreement.

“Borrowing” means a borrowing consisting of Advances (i) requested by Borrowers, (ii) made automatically pursuant to Section 2.3(c) without the request of Borrowers, (iii) made by Lender pursuant to Section 2.6(c), or (iv) a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) the lesser of (i) $6,000,000 (or such lesser amount as Lender may reasonably determine in its Permitted Discretion) and (ii) 85% of the Eligible Royalties Receivable accrued on the Borrowers’ books and records in accordance with GAAP (less the amount, if any, of the Dilution Reserve, if applicable), plus

(b) the lesser of (i) the M&E Sublimit and (ii) 75% of the Net Orderly Liquidation Value of the Eligible Equipment as set forth on the most recent appraisal conducted by Lender, plus

(c) the lesser of (i) $5,000,000 and (ii) the amount of Borrowing Base Eligible Cash, minus

(d) the aggregate amount of Reserves, if any, established by Lender.

“Borrowing Base Certificate” means a form of borrowing base certificate in form and substance acceptable to Lender.

“Borrowing Base Eligible Cash” means cash, in an amount of not less than $5,000,000, maintained in the Borrowing Base Eligible Cash Account and not subject to withdrawal during the term of this Agreement.

“Borrowing Base Eligible Cash Account” means a fully blocked and segregated deposit account of a Borrower subject to a Control Agreement, providing for sole and exclusive dominion by Lender, into which Borrowing Base Eligible Cash shall be deposited.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close pursuant to the rules and regulations of the Federal Reserve System.

“Capital Expenditures” means the aggregate of all expenditures by the Loan Parties and their Subsidiaries, on a consolidated basis, during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

36

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Documents” means the agreements governing each of the Cash Management Services of Lender utilized by a Borrower, which agreements shall currently include the Master Agreement for Treasury Management Services or other applicable treasury management services agreement, the “Acceptance of Services”, the “Service Description” governing each such treasury management service used by a Borrower, and all replacement or successor agreements which govern such Cash Management Services of Lender.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change of Control” means that any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of a Borrower having the right to vote for the election of members of the Board of Directors, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (d) Borrowers fail to own and control, directly or indirectly, 100% of the Stock of each other Loan Party and their Subsidiaries.

“Chattel Paper” means chattel paper (as that term is defined in the Code), and includes tangible chattel paper and electronic chattel paper.

“Closing Date” means the date of the making of the initial Advance (or other extension of credit) under this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies. To the extent that defined terms set forth herein shall have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under Article 9 of the Uniform Commercial Code shall control.

“Collateral” means all of each Loan Party’s:

(a) Accounts;

37

(b) Books;

(c) Chattel Paper;

(d) Deposit Accounts (including, without limitation, the Borrowing Base Eligible Cash Account and the Sanofi-Aventis Receivables Account);

(e) Goods, including Equipment and Fixtures;

(f) General Intangibles;

(g) Inventory;

(h) Investment Related Property;

(i) Negotiable Collateral;

(j) Supporting Obligations;

(k) Commercial Tort Claims;

(l) money, Cash Equivalents, or other assets of such Loan Party that now or hereafter come into the possession, custody, or control of Lender (or its agent or designee), including, without limitation, any Borrowing Base Eligible Cash; and

(m) all of the proceeds (as such term is defined in the Code) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to such Loan Party or Lender from time to time with respect to any of the Investment Related Property.

All Real Property Collateral and proceeds thereof shall be deemed to be included as part of the Collateral. Those items identified in Section 3.1 clauses (i), (ii), and (iii) shall be deemed to be excluded from the Collateral to the extent, and in accordance with the terms and conditions thereof.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party’s or its Subsidiaries’ Books, Equipment, Accounts or Inventory, in each case, in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other Person and in form and substance reasonably satisfactory to Lender.

Collection Account” means the Deposit Account identified on Schedule A-1.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance Proceeds, cash Proceeds of asset sales, rental Proceeds, and tax refunds).

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on Schedule 5.6(d) to the Information Certificate.

38

“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of Borrowers to Lender.

“Confidential Information” has the meaning specified therefor in Section 17.8 of this Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of AMRI on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by either the Permitted Holders or a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of any Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Lender, executed and delivered by each Borrower, each Loan Party or one of their Subsidiaries, Lender, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or issuer, (with respect to uncertificated securities).

“Copyrights” means any and all rights in any works of authorship, including (i) copyrights and moral rights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 5.26(b) to the Information Certificate, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Borrower’s and each Loan Party’s rights corresponding thereto throughout the world.

“Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by a Borrower or another Loan Party and Lender, in form and substance acceptable to Lender.

“Credit Facility” means the Revolving Credit Facility and the Term Loan.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Daily Three Month LIBOR” means, for any day, the rate per annum equal to LIBOR then in effect for delivery for a 3 month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the operating Deposit Accounts of Borrowers at Lender identified on Schedule D-1 and in each request for an Advance pursuant to Section 2.3 of this Agreement.

“Dilution” means, as of any date of determination, a percentage that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, deductions, or other dilutive items as determined by Lender with respect to Borrowers’ royalty stream in respect of the Sanofi-Aventis License Agreement, by (b) Borrowers’ accruals of such royalty stream on its books and records.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against the Borrowers’ royalty receivables in respect of the Sanofi-Aventis License Agreement by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Dollars” or “$” means United States dollars.

“EBITDA” means with respect to any fiscal period, on a consolidated basis for Borrowers’ and their Subsidiaries, in each case, determined on a consolidated basis in accordance with GAAP:

39

(a) net income (or loss),

(b) plus each of the following:

(i) interest expense,

(ii) income taxes,

(iii) depreciation, amortization, and non-cash items reducing net income (including, without limitation, restructuring charges, impairment of goodwill, and stock-based compensation), and

(iv) pension expense,

(c) minus each of the following:

(i) extraordinary gains,

(ii) cash expenses incurred during such period that relate to an amount accrued as of the Borrowers’ fiscal year ending December 31, 2011 (including, without limitation, severance and other winding-up costs in connection with the termination of the Borrowers’ and its Subsidiaries’ operations in Hungary), and

(iii) non-cash items increasing net income, including, without limitation, income attributed to deferred royalties receivables from the Sanofi-Aventis License Agreement and non-cash income related to the Borregaard arbitration settlement.

“Eligible Equipment” means Equipment of each Borrower designated by Lender as eligible from time to time in its Permitted Discretion, but excluding Equipment having any of the following characteristics:

(a) Equipment that is subject to any Lien other than in favor of Lender or Permitted Liens;

(b) Equipment that has not been delivered to and installed at such Borrower’s premises;

(c) Equipment in which Lender does not hold a first priority security interest;

(d) Equipment that is obsolete or not currently saleable or has been removed from service;

(e) Equipment that is not covered by standard “all risk” hazard insurance for an amount equal to its replacement cost;

(f) Equipment that requires proprietary software in order to operate in the manner in which it is intended when such software is not freely assignable to Lender or any potential purchaser of such Equipment;

(g) Equipment consisting of computer hardware, software, tooling, or molds;

(h) Equipment that is located on any property that is not owned by such Borrower, unless Lender has received a Collateral Access Agreement in respect thereof; or

(i) Equipment otherwise deemed unacceptable by Lender in its Permitted Discretion.

Any Equipment which is not Eligible Equipment shall nonetheless constitute Collateral.

“Eligible Real Property Collateral” means the Real Property Collateral located at (a) 26 Corporate Circle, Albany, NY 12203 and (b) 24 Corporate Circle, Albany, NY 12203.

“Eligible Royalties Receivables” means the royalties receivables from the Sanofi-Aventis License Agreement that are not excluded as ineligible by one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Lender in Lender’s Permitted Discretion. Eligible Royalties Receivables shall not include the following:

40

(a) royalty receivables from the Sanofi-Aventis License Agreement received by a Borrower more than 55 days after the end of each fiscal quarter;

(b) at Lender’s option, all or any portion of the royalty receivables from the Sanofi-Aventis License Agreement if 10% or more of the aggregate amount of royalty receivables payable thereunder and due after the end of any fiscal quarter are deemed ineligible under clause (a) above;

(c) all of the royalty receivables from the Sanofi-Aventis License Agreement if Aventis Pharmaceuticals, Inc. (or its successors or assigns) is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Person; or

(d) all of the royalty receivables from the Sanofi-Aventis License Agreement, the collection of which, Lender, in its Permitted Discretion, believes to be doubtful by reason of Aventis Pharmaceuticals, Inc.’s (or its successors or assigns) financial condition.

Any royalty receivables from the Sanofi-Aventis License Agreement which are not Eligible Royalties Receivables shall nonetheless constitute Collateral.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any of its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 and 430 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of a Loan Party or its Subsidiaries under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the IRC or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

41

“Event of Default” has the meaning specified therefor in Section 9 of this Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations each Borrower and its Subsidiaries aged in excess of 90 days past their invoice date as of the end of the immediately preceding month, and all book overdrafts and fees of each Borrower and its Subsidiaries, in each case as determined by Lender in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means (a) any Tax imposed on the net income or net profits of Lender (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof in which Lender is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which Lender’s principal office is located in each case as a result of a present or former connection between Lender and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from Lender having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under this Agreement or any other Loan Document), (b) in the case of any successor or assign of Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), any U.S. withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a successor or assign of Lender under this Agreement or designates a new lending office, except in each case to the extent such Person is a direct or indirect assignee of Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this Section 16, (c) backup withholding or other withholding taxes that are directly attributable to the failure by Lender to deliver the documentation required to be delivered pursuant to Section 16, and (d) in the case of a Non-U.S. Lender, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender as a result of such Non-U.S. Lender’s failure to comply with the applicable requirements set forth in FATCA after December 31, 2012

“Existing Lender” means Bank of America, N.A., as agent for itself and certain other lenders.

“FDA” means the United States Food and Drug Administration (or analogous foreign, state or local Governmental Authority.

“Fixed Charges” means, with respect to any fiscal period and with respect to the Borrowers and their Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense), (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to Capital Leases, but excluding principal payments made with respect to the Revolving Credit Facility, (c) cash payments to fund their pension plans and (d) all Restricted Junior Payments and other distributions paid in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to the Borrowers and their Subsidiaries for any period on a consolidated basis, the ratio of (i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period, to the extent greater than zero to (ii) Fixed Charges for such period.

“Fixtures” means fixtures (as that term is defined in the Code).

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“General Intangibles” means general intangibles (as that term is defined in the Code), and includes payment intangibles, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the Code, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, Goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

42

“Goods” means goods (as that term is defined in the Code).

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantor Payment” has the meaning specified therefor in Section 2.16.

“Guarantors” means each other Person that becomes a guarantor after the Closing Date pursuant to Section 6.15 of this Agreement, and “Guarantor” means any one of them.

“Guaranty” means a general continuing guaranty executed and delivered by each Guarantor in favor of Lender in form and substance reasonably satisfactory to Lender.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any Loan Party or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with Lender or another Bank Product Provider.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3 of this Agreement.

43

“Indemnified Person” has the meaning specified therefor in Section 11.3 of this Agreement.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

“Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (i) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Loan Party pursuant to end-user licenses), (B) the license agreements listed on Schedule 5.26(b) to the Information Certificate, and (C) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of Lender’s rights under the Loan Documents.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with this Agreement, executed and delivered by the Loan Parties, each of their Subsidiaries, and Lender, the form and substance of which is reasonably satisfactory to Lender.

“Interest Expense” means, for any period, the aggregate of the interest expense of each Borrower for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Rate” means an interest rate equal to Daily Three Month LIBOR, which interest rate shall change whenever Daily Three Month LIBOR changes.

“Interest Rate Margin” means (a) with respect to the Term Loan, 3.25% and (b) with respect to the Advances, 2.75%.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business not to exceed $50,000 in the aggregate during any fiscal year of Borrowers, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Related Property” means (a) any and all investment property (as that term is defined in the Code), and (b) any and all of the following (regardless of whether classified as investment property under the Code): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Lender” has the meaning specified therefor in the preamble to this Agreement and its successors and assigns.

“Lender-Related Persons” means Lender, together with its Affiliates, officers, directors, employees, attorneys, and agents.

44

“Lender’s Liens” mean the Liens granted by the Loan Parties to Lender under the Loan Documents.

“Lender Expenses” means all (a) reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Lender, (b) reasonable out-of-pocket fees or charges paid or incurred by Lender in connection with Lender’s transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, judgment lien, litigation, bankruptcy and Code searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement), real estate surveys, real estate title insurance policies and endorsements, and environmental audits, (c) Lender’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out of pocket costs and expenses incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Lender resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket examination fees and expenses (including reasonable travel, meals, and lodging) of Lender related to any inspections or examinations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Loan Party or any of its Subsidiaries, (h) Lender’s reasonable costs and expenses (including reasonable documented attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including reasonable travel, meals, and lodging), or amending the Loan Documents, (i) Lender’s reasonable costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, and (j) usage charges, charges, fees, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time imposed by Lender in respect of Letters of Credit and out-of-pocket charges, fees, costs and expenses paid or incurred by Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Representatives” has the meaning specified therefor in Section 17.8(a) of this Agreement.

“Lender-Related Person” means, Lender, together with Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) issued by Lender, including, without limitation, the Bond Letter of Credit (as defined in the Reimbursement Agreement).

“Letter of Credit Agreements” means a Letter of Credit Application, together with any and all related letter of credit agreements pursuant to which Lender agrees to issue, amend, or extend a Letter of Credit, or pursuant to which Borrowers agree to reimburse Lender for all Letter of Credit Disbursements, each such application and related agreement to be in the form specified by Lender from time to time.

“Letter of Credit Application” means an application requesting Lender to issue, amend, or extend a Letter of Credit, each such application to be in the form specified by Lender from time to time.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Lender, including provisions that specify that the Letter of Credit fee and all usage charges set forth in this Agreement and the Letter of Credit Agreements will continue to accrue while the Letters of Credit are outstanding) to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage, (b) delivering to Lender the original of each Letter of Credit, together with documentation executed by all beneficiaries under each Letter of Credit in form and substance acceptable to Lender terminating all of such beneficiaries’ rights under such Letters of Credit, or (c) providing Lender with a standby letter of credit, in form and substance reasonably satisfactory to Lender, from a commercial bank reasonably acceptable to Lender (in its sole discretion) in an amount equal to 110% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee and all usage charges set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

45

“Letter of Credit Disbursement” means a payment made by Lender pursuant to a Letter of Credit.

“Letter of Credit Usage” means, as of any date of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit, and (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance under the Revolving Credit Facility.

“LIBOR” means the Wells Fargo LIBOR rate (which is a rate chosen by Lender that tracks, but does not mirror, the rate set forth in the Wall Street Journal under the heading Money Rates and described as the “London Interbank Offered Rates”) for the applicable interest period (rounded up to the nearest one-eighth of one percent, as adjusted to satisfy Federal Reserve System requirements.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.8 of this Agreement.

“Loan Documents” means this Agreement, any Borrowing Base Certificate, the Control Agreements, the Cash Management Documents, the Copyright Security Agreement, any Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Reimbursement Agreement, the Mortgages, the Patent and Trademark Security Agreement, any note or notes executed by any Borrower in connection with this Agreement and payable to Lender, any Letter of Credit Applications and other Letter of Credit Agreements entered into by any Borrower in connection with this Agreement, and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and Lender in connection with this Agreement, but specifically excluding all Hedge Agreements.

“Loan Management Service” means Lender’s proprietary automated loan management program currently known as “Loan Manager” and any successor service or product of Lender which performs similar services.

“Loan Party” means any Borrower and any Guarantor. As of the Closing Date, there are no Guarantors.

“M&E Sublimit” means $5,000,000, which shall reduce by $83,333.33 on the first Business Day of each month after the Closing Date.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties and their Subsidiaries taken as a whole, (b) a material impairment of any Loan Party’s or any Subsidiary’s ability to perform their obligations as required under the Loan Documents to which it is a party or of Lender’s ability to enforce the Obligations or realize upon the Collateral, (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party or their Subsidiaries, or (d) any claim against any Loan party or their Subsidiaries or threat of litigation which if determined adversely to any Loan Party or any of its Subsidiaries, would result in the occurrence of an event described in clauses (a), (b) or (c) above.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more in any calendar year (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary), and, and (b) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change, including, without limitation, the Sanofi-Aventis License Agreement.

“Maturity Date” has the meaning specified therefor in Section 2.9 of this Agreement.

“Maximum Credit” means $20,000,000.

“Maximum Revolver Amount” means $15,000,000, decreased by permanent reductions in such amount made in accordance with Section 2.11 of this Agreement.

46

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgage Policy” has the meaning specified therefor in Exhibit B to this Agreement.

“Mortgages” means, individually and collectively, one or more mortgages (including, without limitation, leasehold mortgages), deeds of trust, or deeds to secure debt, executed and delivered by a Loan Party or its Subsidiaries in favor of Lender, in form and substance reasonably satisfactory to Lender, that encumber the Real Property Collateral.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any of its Subsidiaries or any ERISA Affiliate contributes or is obligated to contribute.

“Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the Code).

“Net Cash Flow” means, with respect to the Borrowers and their Subsidiaries for any period on a consolidated basis, (a) EBITDA for such period, minus (b) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, minus (c) cash taxes paid during such period, to the extent greater than zero, minus Fixed Charges for such period.

“Net Cash Proceeds” means with respect to any sale or disposition by any Loan Party or any of their Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Lender under this Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition (other than those reasonable fees, commissions and expenses owing to an Affiliate of such Loan Party) and (iii) sales taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of such Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Orderly Liquidation Value” means a professional opinion of an appraiser selected or approved by Lender of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (as determined by such appraiser and approved by Lender), under the economic trends currently existing at the time of the appraisal, which appraisal shall be in form, scope and methodology acceptable to Lender

“Non-Financed Capital Expenditures” means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Revolving Credit Facility;

“Obligations” means (a) all loans (including the Term Loan and the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by this Agreement or any of the other Loan Documents (including, without limitation, the Reimbursement Agreement) and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower or any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Overadvance Amount” has the meaning specified therefor in Section 2.4(f) of this Agreement

47

“Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof and improvements thereon, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Loan Party’s rights corresponding thereto throughout the world.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement executed and delivered by the applicable Loan Party, in form and substance acceptable to Lender.

“Patriot Act” has the meaning specified therefor in Section 5.18 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the IRC and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the IRC

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment (it being agreed that Lender shall use commercially reasonable efforts consistent with Lender’s normal business practice to provide notice to Administrative Borrower prior to exercising Permitted Discretion, but the failure to provide such notice shall not limit Lender’s ability to exercise Permitted Discretion).

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, obsolete, or surplus to the Loan Parties’ and their Subsidiaries’ needs in the ordinary course of business;

(b) sales of Inventory to buyers in the ordinary course of business;

(c) the granting of Permitted Liens;

(d) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to this Agreement;

(e) the making of a Permitted Investment;

(f) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents;

(g) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(h) any involuntary loss, damage or destruction of property;

(i) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(j) the sale or issuance of common stock to the extent permitted by Section 7.14 of this Agreement;

48

(k) the sale, transfer, or disposition of the equity or assets of the Administrative Borrower’s Hungarian Subsidiary; and

(l) the sale, transfer, or disposition of assets with an aggregate value not exceeding $500,000 in any year; provided that prior to any such sale, transfer, or disposition, Administrative Borrower shall have provided written notice to Lender describing the nature of the transaction, the assets subject to the transaction, and the terms and conditions of the transaction.

All proceeds of Permitted Dispositions shall be delivered to Lender and applied in accordance with the terms and conditions of Section 2.4.

“Permitted Indebtedness” means:

(a) Indebtedness evidenced by this Agreement or the other Loan Documents;

(b) Indebtedness set forth on Schedule 5.19 to the Information Certificate and any Refinancing Indebtedness in respect of such Indebtedness;

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(d) endorsement of instruments or other payment items for deposit;

(e) the incurrence by any Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Borrower’s and its Subsidiaries’ operations and not for speculative purposes;

(f) Indebtedness incurred in respect of Bank Products other than pursuant to Hedge Agreements;

(g) Indebtedness composing Permitted Investments; and

(h) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of any Loan Party or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness.

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a Subsidiary of a Loan Party which is not a Loan Party to another Subsidiary of a Loan Party which is not a Loan Party, (c) a Subsidiary of a Loan Party which is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, or (d) by a Loan Party to its Subsidiaries as permitted by Section 7.11(b).

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents;

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c) advances made in connection with purchases of Goods or services in the ordinary course of business;

(d) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1;

(e) Permitted Intercompany Advances;

49

(f) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (g) of the definition of Permitted Indebtedness;

(g) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries;

(h) non-cash loans to employees, officers, and directors of any Borrower or any of its Subsidiaries for the purpose of purchasing Stock in any Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in any Borrower; and

(i) guarantees permitted under the definition of Permitted Indebtedness.

“Permitted Liens” means

(a) Liens granted to, or for the benefit of, Lender to secure the Obligations;

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Lender’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 9.3 of the Agreement;

(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof;

(e) the interests of (i) lessors under operating leases, (ii) non-exclusive licensors under license agreements and (iii) exclusive licensors under Intellectual Property license agreements in the ordinary course of business and substantially consistent with past practice;

(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof;

(g) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness;

(h) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests;

(i) Liens on amounts deposited to secure Loan Parties’ and their Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance;

(j) Liens on amounts deposited to secure Loan Parties’ and their Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money;

(k) Liens on amounts deposited to secure Loan Parties’ and their Subsidiaries’ reimbursement obligations with respect to surety or appeal bonds obtained in the ordinary course of business;

(l) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof;

50

(m) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business; and

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

“Permitted Preferred Stock” means and refers to any Preferred Stock issued by a Borrower (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

“Permitted Protest” means the right of any Borrower or any other Loan Party or any of their respective Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Borrower or its Subsidiary or Loan Party, as applicable, in good faith, and (c) Lender is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Lender’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees

“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

“Pledged Companies” means each Person listed on P-3 to this Agreement, together with each other Person, all or a portion of whose Stock is acquired or otherwise owned by a Loan Party after the Closing Date.

“Pledged Interests” means all of each Loan Parties’ right, title and interest in and to all of the Stock now owned or hereafter acquired by such Borrower, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Stock, the right to receive any certificates representing any of the Stock, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing, but shall include only 65% of the total outstanding voting Stock of any first tier Subsidiary of a Borrower that is a CFC (and none of the Stock of any Subsidiary of such CFC) if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge or perfecting the security interests created thereby are unreasonably excessive (as determined by Lender in consultation with Borrowers) in relation to the benefits of Lender of the security afforded thereby.

“Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C to this Agreement.

“Pledged Notes” has the meaning specified therefor in Section 5.26 of Exhibit D to this Agreement.

“Pledged Operating Agreements” means all of each Loan Parties’ rights, powers, and remedies under the limited liability Borrower operating agreements of each of the Pledged Companies that are limited liability companies.

“Pledged Partnership Agreements” means all of each Loan Parties’ rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships

51

“Prime Rate” means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Lender.

“Proceeds” has the meaning specified therefor in Schedule 1.1, definition of “Collateral”.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

“Projections” means Borrowers’ forecasted (a) consolidated and consolidating balance sheets, (b)consolidated and consolidating profit and loss statements, (c) Availability projections, and (d) consolidated cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advance” has the meaning specified therefor in Section 2.3(d).

“PTO” means the United States Patent and Trademark Office.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of each Borrower that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States; provided however, that Borrowing Base Eligible Cash shall not constitute Qualified Cash.

“Real Property” means any estates or interests (including leasehold interests) in real property now owned or hereafter acquired by a Loan Party and the improvements thereto.

“Real Property Collateral” means the Real Property owned by a Loan Party identified on Schedule R-1 and any Real Property hereafter acquired by any Loan Party.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of Lender,

(c) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

52

(d) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Reimbursement Agreement” means the Reimbursement Agreement, dated as of even date with this Agreement, by and among Lender and the Loan Parties with respect to the Bond Letter of Credit, the form and substance of which is reasonably satisfactory to Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reserves” means, as of any date of determination, the sum of (a) an amount or percent of a specified item or category of items that Lender establishes from time to time in its Permitted Discretion to reduce Availability under the Borrowing Base to reflect (i) such matters, events, conditions, contingencies or risks which affect or which may reasonably be expected to affect the assets or business of the Loan Parties and their Subsidiaries taken as a whole or the Collateral or its value or the enforceability, perfection, or priority of Lender’s security interest in the Collateral, or (ii) Lender’s judgment that any collateral report or financial information relating to a Borrower or any other Loan Party delivered to Lender is incomplete, inaccurate, or misleading in any material respect, plus (b) the Dilution Reserve and the Bank Product Reserve Amount.

“Restricted Junior Payment” means (a) declaration or payment of any dividend or the making any other payment or distribution on account of Stock issued by any Loan Party (including any payment in connection with any merger or consolidation involving any Loan Party) or to the direct or indirect holders of Stock issued by any Loan Party in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by any Loan Party, or (b) any purchase, redemption, or other acquisition or retirement for value (including in connection with any merger or consolidation involving any Loan Party) of any Stock issued by any Loan Party.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Revolving Credit Facility” means the $15,000,000 revolving line of credit facility described in Section 2.1 pursuant to which Lender provides Advances to Borrowers and issues Letters of Credit for the account of Borrowers.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanofi-Aventis License Agreement” means the License Agreement (Terfenadine Acid Matabolite), dated as of March 15, 1995 (as amended prior to the Closing Date and as amended after the Closing Date in accordance with the terms hereof), by and between AMRI and Aventis Pharmaceuticals, Inc. (successor to Marion Merrell Dow, Inc.)

“Sanofi-Aventis Receivables Account” mean the Deposit Account of the Borrowers set forth on Schedule A-3 to this Agreement.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

53

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Interest” has the meaning specified therefor in Section 3.1 of this Agreement.

“Solvent” means, with respect to any Person on a particular date, that, (i) at fair valuations, the sum of such Person’s assets (and including as assets for this purpose all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) is greater than all of such Person’s debts and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability); and (ii) such Person is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date hereof.

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Supporting Obligations” means supporting obligations (as such term is defined in the Code), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Termination Date” has the meaning specified therefor in Section 2.9 of this Agreement

“Term Loan” has the meaning specified therefor in Section 2.2 of this Agreement.

“Term Loan Amount” means $5,000,000.

“Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the trade names, registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5.26(b) to the Information Certificate, (ii) all renewals thereof, (iii) all income, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Loan Party’s business symbolized by the foregoing or connected therewith, and (vi) all of each Loan Party’s rights corresponding thereto throughout the world.

“Triggering Event” means either (a) the occurrence and continuance of any Event of Default, (b) the failure of the Borrowers to maintain Excess Availability plus Qualified Cash of at least $5,000,000 at any time or (c) Borrowers provide Lender notice of a request for the initial Advance.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“United States” means the United States of America.

“URL” means “uniform resource locator,” an internet web address.

“Voidable Transfer” has the meaning specified therefor in Section 17.7 of this Agreement.

54

b. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Lender that such Borrower requests an amendment to any provision hereof to eliminate the effect of any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) (an “Accounting Change”) occurring after the Closing Date, or in the application thereof (or if Lender notifies any Borrower that Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Lender and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of Lender and each Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Whenever used herein, the term “financial statements” shall include the footnotes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their respective Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

c. Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

d. Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any Lender Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements) other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. The conditioning of any term herein to the “occurrence and continuance of a Default or Event of Default” hereunder, or words of similar import, shall not mean that there is (a) any express or implied right to cure or (b) the ability to cure any Default or Event of Default, it being acknowledged that certain Defaults and Events of Default are incapable of being cured. Further, no such cure, if it occurs, shall be effective unless and until it has been confirmed in writing by Lender.

e. Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

55

Schedule 2.12

TO CREDIT AND SECURITY AGREEMENT

Borrowers shall pay to Lender each of the following fees:

On the Closing Date:

Origination Fee. A one-time origination fee of $150,000 which shall be fully earned and payable upon the execution of this Agreement and shall not be subject to refund or rebate under any circumstances.

Monthly:

(a) Unused Fee. An unused line fee of three eighths of one percent (0.375%) per annum of the daily average of the Maximum Revolver Amount reduced by Revolver Usage, from the date of this Agreement to and including the Termination Date, which unused line fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(c) Cash Management Fees. Service fees to Lender for Cash Management Services provided pursuant to the Cash Management Documents, Bank Product Agreements or any other agreement entered into by the parties, in the amount prescribed in Lender’s current service fee schedule.

(d) Letter of Credit Fees. A Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.13(e)) which shall accrue at a rate equal to 1.75% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit. Such Letter of credit fee shall be payable monthly in arrears on the first day of each month and on the Termination Date. All fees upon the occurrence of any other activity with respect to any Letter of Credit (including, without limitation, the issuance, transfer, amendment, extension or cancellation of any Letter of Credit and honoring of draws under any Letter of Credit) determined in accordance with Lender’s standard fees and charges then in effect for such activity.

Other:

(a) Collateral Exam Reimbursement. Lender’s costs and expenses in connection with any collateral exams, audits or inspections conducted by or on behalf of Lender at the current rates established from time to time by Lender as its fee for collateral exams, audits or inspections (which fees are currently $125.00 per hour per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral exam, audit, or inspection.

(b) Termination, Reduction and Prepayment Fees. If (i) Lender terminates the Revolving Credit Facility after the occurrence and during the continuance of an Event of Default, or (ii) Borrowers terminate the Revolving Credit Facility on a date prior to the Maturity Date, or (iii) Borrowers reduce the Maximum Revolver Amount or if Borrowers and Lender agree to reduce the Maximum Revolver Amount, or (iv) Borrowers prepay all or any portion of the Term Loan, then Borrowers shall pay Lender as liquidated damages a termination, reduction, or prepayment fee in an amount equal to a percentage of the Maximum Credit in the case of a termination of the Revolving Credit Facility, a percentage of the amount of reduction of the Maximum Revolver Amount in the case of a reduction in the Maximum Revolver Amount or a percentage of the amount of prepayment of the Term Loan, as the case may be) calculated as follows: (A) one percent (1.0%) if the termination, reduction, or prepayment occurs on or before the first anniversary of the Closing Date; (B) one half of one percent (0.5%) if the termination, reduction, or prepayment occurs after the first anniversary of the Closing Date, but on or before the second anniversary of the first Closing Date; and (C) zero percent (0.00%) if the termination, reduction or prepayment occurs after the second anniversary of the Closing Date. If Borrowers refinance the Credit Facility in full with another Subsidiary or operating division of Lender from and after the Business Day which is eighteen (18) months after the Closing Date, such refinance shall not be deemed a termination, reduction or prepayment resulting in the payment of termination, reduction or prepayment fees provided for herein.

(d) ACH Fees. Borrowers agree to pay to Lender all fees charged to Lender by ACH in connection with the transfer of funds to or from Lender that bypass a Designated Account. Such fees are currently in the amount of Twenty-Five ($25.00) Dollars per month.

(e) Wire Transfer Fees. Borrowers hereby agrees to pay Lender a fee in the amount of Twenty-Five ($25.00) Dollars for each wire transfer initiated by or for the account of a Borrower or any Loan Party that bypass a Designated Account.

56

Schedule 6.1

TO CREDIT AND SECURITY AGREEMENT

Deliver to Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Lender:

as soon as available, but in any event within 30 days after the end of each month (it being agreed that in the event the end of a month coincides with the end of one of Borrowers’ fiscal quarters, Borrowers shall deliver preliminary financial statements as soon as available, but in any event within 30 days after the end of such month, and a final report as soon as available, but in any event within 45 days after the end of such month)

(a) an unaudited consolidated and consolidating balance sheet and income statement, and consolidated statement of cash flow covering the Loan Parties’ and their Subsidiaries’ operations during such period and compared to the prior period and plan; and

(b) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at compliance with the financial covenants set forth in this Agreement.

as soon as available, but in any event within 120 days after the end of each fiscal year

(a) consolidated financial statements of Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Lender and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, statement of cash flow, and statement of shareholder’s equity and, if prepared, such accountants’ letter to management);

(b) unaudited consolidating financial statements of each Loan Party and their Subsidiaries for each such fiscal year (such unaudited financial statements to include a balance sheet, income statement, and statement of shareholder’s equity); and

(c) a Compliance Certificate along with the underlying calculations, including the calculations to arrive at compliance with the financial covenants set forth in this Agreement.

as soon as available, but in any event within 45 days after the start of each of Borrowers’ fiscal years,	(a) copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender, in its Permitted Discretion, for the forthcoming fiscal year, on a monthly basis, certified by the chief financial officer of each such Borrower as being such officer’s good faith estimate of the financial performance of such Borrower during the period covered thereby.
if and when filed by any Borrower,

(a) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(b) any other filings made by any Borrower with the SEC; and

(c) any other information that is provided by any Borrower to its shareholders generally.

57

Schedule 6.2

TO CREDIT AND SECURITY AGREEMENT

Provide Lender with each of the documents set forth below at the following times in form and substance satisfactory to Lender:

Monthly on the 10th Business Day of each month or more frequently if Lender requests

(a) a Borrowing Base Certificate, including a calculation of Eligible Royalty Receivables; and

(b) a general ledger trial balance detailing the accrued royalty receivables due from Aventis Pharmaceuticals, Inc..

Monthly (no later than the 15th Business Day of each month) or more frequently if Lender requests

(a) a detailed aging of each Borrower’s Accounts

(b) a detailed Inventory system/perpetual report of each Borrower;

(c) a summary aging, by vendor, of each Borrower’s accounts payable; and

(d) a report regarding each Borrower’s and their Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash of Borrowers and cash and Cash Equivalents at Borrowers’ foreign subsidiaries.

Upon request by Lender	(a) annual tax returns of each Loan Party; and (b) such other reports as to the Collateral or the financial condition of each Borrower and its Subsidiaries, as Lender may reasonably request.

58

Exhibit B

TO CREDIT AND SECURITY AGREEMENT

CONDITIONS PRECEDENT

The obligation of Lender to make its initial extension of credit provided for in thIS Agreement is subject to the fulfillment, to the satisfaction of Lender, of each of the following conditions precedent:

(a) Lender shall have received each of the following documents, in form and substance satisfactory to Lender, duly executed, and each such document shall be in full force and effect:

(i) this Agreement and the other Loan Documents;

(ii) the Cash Management Documents,

(iii) the Control Agreements,

(iv) a disbursement letter executed and delivered by each Borrower to Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Lender,

(v) the Intercompany Subordination Agreement,

(vi) the Mortgages on 24 and 26 Corporate Circle, Albany, New York, and 7001 Performance Drive, Syracuse, New York,

(vii) the Copyright Security Agreement,

(viii) the Patent and Trademark Security Agreement,

(ix) the Reimbursement Agreement, and

(x) letters, in form and substance satisfactory to Lender, from the Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrowers and their Subsidiaries owing to Existing Lender pursuant to the (A) Amended and Restated Credit Agreement, dated as of June 3, 2011 (as amended), by and among the Loan Parties and the Existing Lender, and (B) that certain Credit and Reimbursement Agreement, dated as of April 1, 2011, by and among AMRI and the Borrower, and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Loan Parties and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of the Loan Parties and their Subsidiaries;

(b) Lender shall have received a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(c) Lender shall have received copies of such Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified as true, correct and complete by the Secretary of such Loan Party;

(d) Lender shall have received a certificate of status with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction;

(e) Lender shall have received certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

59

(f) Lender shall have received certificates of insurance, together with the endorsements thereto, as are required by Section 6.6, the form and substance of which shall be satisfactory to Lender;

(g) Lender shall have received Collateral Access Agreements with respect to each location where a Borrower maintains Eligible Equipment;

(h) Lender shall have received an opinion of each Loan Party’s counsel in form and substance satisfactory to Lender;

(i) Borrowers shall have Qualified Cash plus Excess Availability of at least $12,5000,000 after giving effect to (i) the initial extensions of credit hereunder and (ii) the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents, including with respect to any payments to the Existing Lender;

(j) Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral examination and review of each Borrower’s and its Subsidiaries' Books and verification of each Loan Party’s representations and warranties to Lender, the results of which must be satisfactory to Lender, and (ii) an inspection of each of the locations where each Loan Party’s and its Subsidiaries’ Eligible Equipment is located, the results of which must be satisfactory to Lender;

(k) Borrowers shall have deposited at least $5,000,000 of Borrowing Base Eligible Cash into the Borrowing Base Eligible Cash Account;

(l) Lender shall have received and an appraisal of each Borrower’s and its Subsidiaries’ Equipment and Inventory, the results of which must be satisfactory to Lender;

(m) Lender shall have received a set of Projections of each Borrower for fiscal year 2012, approved by AMRI’s Board of Directors, in form and substance (including as to scope and underlying assumptions) satisfactory to Lender;

(n) Borrowers shall have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement;

(o) Lender shall have received (i) appraisals of the Real Property Collateral in form and substance satisfactory to Lender which Lender may rely upon and performed by an appraiser acceptable to Lender, and (ii) mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Lender (each a “Mortgage Policy” and, collectively, the “Mortgage Policies”) in amounts satisfactory to Lender assuring Lender that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Lender;

(p) Lender shall have received a phase-I environmental report with respect to each parcel composing the Real Property Collateral and a real estate survey with respect to each parcel composing the Eligible Real Property Collateral which Lender may rely upon; the environmental consultants and surveyors retained for such reports or surveys, the scope of the reports or surveys, and the results thereof shall be acceptable to Lender;

(q) Lender shall have received an Estoppel and Intercreditor Agreement, duly executed by Administrative Borrower and the owner of each of the premises subject to a Mortgage hereunder;

(r) Lender shall have received two (2) duly executed original Tax Law Section 255 affidavits signed by an officer of the Administrative Borrower for the recordation of each of the Mortgages without the imposition of New York State mortgage recording taxes;

(s) Lender shall have received opinions of counsel to the Onondaga County Industrial Development Agency and the City of Albany Industrial Development Agency with respect to each of the Mortgages, in each case, in form and substance satisfactory to Lender;

(t) Lender shall have received a completed Standard Flood Hazard Determination Form issued by the Department of Homeland Security Federal Emergency Management Agency with respect to each parcel of Real Property Collateral indicating whether or not such parcel is located in a special flood hazard zone, together with an acceptable flood insurance policy, if required;

60

(u) Each Loan Party and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by such Loan Party or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(v) Lender shall be satisfied that all of the conditions precedent set forth in Section 3.1 of the Reimbursement Agreement have been satisfied;

(w) Lender shall have received results of customer and trade references from Borrowers’ customers and other business partners, the results of which shall satisfactory to Lender;

(x) No Material Adverse Change shall have occurred since December 31, 2011;

(y) Lender shall have received copies of all so called “Warning Letters”, or similar notifications, that either (x) have been received by a Loan Party or any of its Subsidiaries from the FDA (or analogous foreign, state or local Governmental Authority) within the twelve-month period prior to the Closing Date or (y) have not been satisfied; and

(z) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

61

EXHIBIT D

TO CREDIT AND SECURITY AGREEMENT

REPRESENTATIONS AND WARRANTIES

5.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 5.1(b) to the Information Certificate is a complete and accurate description of the authorized capital Stock of each Loan Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.1(b) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c) Set forth on Schedule 5.1(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by each Loan Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.1(c) to the Information Certificate, there are no subscriptions, options, warrants, or calls relating to any shares of any Loan Party’s or any Loan Party’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Loan Party nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of such Loan Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

5.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

5.3 Governmental Consents. No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required by any Loan Party (i) for the grant of a Security Interest by such Loan Party in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Loan Party, or (ii) for the exercise by Lender of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally. No Intellectual Property License of any Loan Party that is material to the conduct of such Loan Party’s business requires any consent of any other Person in order for such Loan Party to grant the security interest granted hereunder in such Loan Party’s right, title or interest in or to such Intellectual Property License.

62

5.4 Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

5.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 6.1 and most recent collateral reports delivered pursuant to Section 6.2, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.

5.6 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The exact legal name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 5.6(a) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 5.6(b) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 5.6(c) to the Information Certificate (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).

(d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any Commercial Tort Claims that exceed $250,000 in amount, except as set forth on Schedule 5.6(d) to the Information Certificate.

5.7 Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of any Loan Party, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) Schedule 5.7(b) to the Information Certificate sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Closing Date, is pending or, to the knowledge of any Loan Party, after due inquiry, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

5.8 Compliance with Laws.

(a) No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

(b) No circumstance exists and no event has occurred that (with or without notice or lapse of time) may give rise to any obligation on the part of any Loan Party to undertake, or to bear all or any portion of the cost of, any remedial corrective action of any nature with respect to any product developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries.

63

(c) Each product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries that is subject to the Federal Food, Drug and Cosmetic Act (the “FFDCA”), the FDA regulations promulgated thereunder, or similar law or regulation, is being developed, produced, tested, packaged, labeled, marketed, sold, and/or distributed in compliance in all material respects with all applicable Laws under the FFDCA or similar applicable Laws, including those relating to import registration and reporting, current good manufacturing practices (cGMPs), and corresponding facility registration, recall, recordkeeping, and reporting obligations, and is not adulterated or misbranded within the meaning of the FFDCA.

(d) No Loan Party, no Subsidiary of any Loan Party nor any officer or, to any Loan Party’s knowledge, employee of any of them currently is, or has been, convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or have been charged with or convicted under any Law or conduct relating to the development or approval of products subject to regulation by the FDA (or similar or analogous foreign, state or local Governmental Authority), or otherwise relating to the regulation of any product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries.

(e) No product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries has been recalled directly or indirectly by a Loan Party or any of its Subsidiaries or any Governmental Authority or involuntarily withdrawn, suspended, or discontinued. No action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal) or claim commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority (whether completed or pending) seeking the voluntary or other recall, withdrawal, suspension, or seizure of any such product that is developed, produced, manufactured, tested, packaged, labeled, marketed, sold, and/or distributed by a Loan Party or any of its Subsidiaries is or has been pending or, to the Loan Parties’ knowledge, threatened against any Loan Party or any Subsidiary of a Loan Party.

5.9 No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries, taken as a whole.

5.10 Fraudulent Transfer.

(a) The Loan Parties and their Subsidiaries, taken as a whole, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

5.11 Employee Benefits.

(a) Each Plan (other than a Multiemployer Plan) is in compliance in all material respects with the applicable provisions of ERISA, the IRC and other Federal or state laws. Each Pension Plan (other than a Multiemployer Plan) that is intended to be a qualified plan under Section 401(a) of the IRC has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the IRC and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the IRC, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to result in a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.

(c) (i) No ERISA Event has occurred, and neither the Loan Parties nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Loan Parties and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan (other than a Multiemployer Plan), and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan (other than a Multiemployer Plan), the funding target attainment percentage (as defined in Section 430(d)(2) of the IRC) is 60% or higher and neither the Loan Parties nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Loan Parties nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Loan Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

64

5.12 Environmental Condition. Except as set forth on Schedule 5.12 to the Information Certificate, (a) to each Loan Party’s knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Loan Party’s knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

5.13 Intellectual Property. Each Loan Party and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are material to the conduct of its business as currently conducted.

5.14 Leases. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

5.15 Deposit Accounts and Securities Accounts. Set forth on Schedule 5.15 to the Information Certificate (as updated in accordance with the terms hereof) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

5.16 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about each Borrower’s industry) furnished by or on behalf of the Loan Parties and their Subsidiaries in writing to Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about such Borrower’s industry) hereafter furnished by or on behalf of the Loan Parties and their Subsidiaries in writing to Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Lender for the period Borrowers’ 2012 fiscal year represent, and as of the date on which any other Projections are delivered to Lender, such additional Projections represent, each Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Lender.

5.17 Material Contracts. Set forth on Schedule 5.17 to the Information Certificate (as such Schedule may be updated from time to time in accordance herewith) is a reasonably detailed description of the Material Contracts of each Loan Party and its Subsidiaries as of the most recent date on which Borrowers provided their Compliance Certificate pursuant to Section 6.1; provided, however, that any Borrower may amend Schedule 5.17 to the Information Certificate to add additional Material Contracts so long as such amendment occurs by written notice to Lender on the date that such Borrower provides its Compliance Certificate. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to such Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.7(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary.

65

5.18 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.19 Indebtedness. Set forth on Schedule 5.19 to the Information Certificate is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

5.20 Payment of Taxes. Except as otherwise permitted under Section 6.5, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.21 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.

5.22 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

5.23 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.24 Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or any of its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of Loan Parties and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

5.25 Reserved.

66

5.26 Collateral.

(a) Real Property. Schedule 5.26(a) to the Information Certificate sets forth all Real Property owned by any of the Loan Parties as of the Closing Date.

(b) Intellectual Property. As of the Closing Date, Schedule 5.26(b) to the Information Certificate provides a complete and correct list of: (i) all registered Copyrights owned by any Loan Party, all applications for registration of Copyrights owned by any Loan Party, and all other Copyrights owned by any Loan Party and material to the conduct of the business of any Loan Party; (ii) all Intellectual Property Licenses entered into by any Loan Party pursuant to which (A) any Loan Party has provided any license or other rights in Intellectual Property owned or controlled by such Loan Party to any other Person or (B) any Person has granted to any Loan Party any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Loan Party, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Loan Party; (iii) all Patents owned by any Loan Party and all applications for Patents owned by any Loan Party; and (iv) all registered Trademarks owned by any Loan Party, all applications for registration of Trademarks owned by any Loan Party, and all other Trademarks owned by any Loan Party and material to the conduct of the business of any Loan Party.

(i) all employees and contractors of each Loan Party who were involved in the creation or development of any Intellectual Property for such Loan Party that is material to the business of such Loan Party have signed agreements containing assignment of Intellectual Property rights to such Loan Party and obligations of confidentiality;

(ii) to each Loan Party’s knowledge after reasonable inquiry, no Person has infringed or misappropriated or is currently infringing or misappropriating any Intellectual Property rights owned by such Loan Party, in each case, that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change;

(iii) to each Loan Party’s knowledge after reasonable inquiry, all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Loan Party and material to the conduct of its business are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect; and

(iv) each Loan Party has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Loan Party that are material to the business of such Loan Party;

(c) Valid Security Interest. This Agreement creates a valid security interest in the Collateral of each Loan Party, to the extent a security interest therein can be created under the Code, securing the payment of the Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the Code, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Loan Party, as a debtor, and Lender for itself and as agent for the Bank Product Providers, as secured party, in the jurisdictions listed next to such Loan Party’s name on Schedule 5.6(a) to the Information Certificate. Upon the making of such filings, Lender shall have a first priority perfected security interest in the Collateral of each Loan Party to the extent such security interest can be perfected by the filing of a financing statement, subject to Permitted Liens which are purchase money Liens. Upon filing of the Copyright Security Agreement with the United States Copyright Office, filing of the Patent and Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 5.6(a) to the Information Certificate, all action necessary or desirable to protect and perfect the Security Interest in and to on each Loan Party’s Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Loan Party. All action by any Loan Party necessary to protect and perfect such security interest on each item of Collateral has been duly taken.

(d) Pledged Notes. There is no default, breach, violation, or event of acceleration existing under any promissory note (as defined in the Code) constituting Collateral and pledged hereunder (each a “Pledged Note”) and no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under any Pledged Note. No Loan Party that is an obligee under a Pledged Note has waived any default, breach, violation, or event of acceleration under such Pledged Note.

(e) Pledged Interests. (i) Except for the Security Interest created hereby, each Loan Party is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule P-3 to this Agreement as being owned by such Loan Party and, when acquired by such Loan Party, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and non-assessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Stock of the Pledged Companies; (iii) such Loan Party has the right and requisite authority to pledge, the Investment Related Property pledged by such Loan Party to Lender as provided herein; (iv) all actions necessary or desirable to perfect and establish the first priority of, or otherwise protect, Lender’s Liens in the Investment Related Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by Lender (or its Lender or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer acceptable to Lender) endorsed in blank by the applicable Loan Party; (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 5.6(a) to the Information Certificate for such Loan Party with respect to the Pledged Interests of such Loan Party that are not represented by certificates, and (D) with respect to any Securities Accounts, the delivery of Control Agreements with respect thereto; and (v) each Loan Party has delivered to and deposited with Lender all certificates representing the Pledged Interests owned by such Loan Party to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Lender) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Loan Party has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject. As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Loan Party hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (A) are not dealt in or traded on securities exchanges or in securities markets, (B) do not constitute investment company securities, and (C) are not held by such Loan Party in a securities account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide that such Pledged Interests are securities governed by Section 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction

67

5.27 Warning Letters, Etc. Neither a Loan Party nor any of their Subsidiaries has received (a) any so called “Warning Letters” from the FDA (or similar or analogous foreign, state or local Governmental Authority) for which a Loan Party or such Subsidiary has not provided a response to or which has not otherwise been satisfied, or (b) received any notification from any Governmental Authority regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law, or (ii) any actual, alleged, possible, or potential obligation on the part of any such Person to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, in each case of any notification received under this clause (b), which would reasonably be expected to have a Material Adverse Effect.

5.28 Reserved.

5.29 Locations of Inventory and Equipment. The Inventory and Equipment (other than vehicles or Equipment out for repair, and mobile Equipment such as laptop computers in the possession of such Loan Parties’ employees or agents) of the Loan Parties and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 5.29 to the Information Certificate (as such Schedule may be updated pursuant to Section 6.14).

5.30 Inventory Records. Each Loan Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

68